EXHIBIT 2.1
Execution Version
MEMBERSHIP INTEREST PURCHASE AGREEMENT
among
SALLYPORT COMMERCIAL FINANCE, LLC,
THE SELLERS PARTY HERETO,
THE SELLER REPRESENTATIVE,
and
NORTHRIM BANK
Dated
October 31, 2024

________________________________________________________________________

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [****].

    i

TABLE OF CONTENTS

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is made as of October 31, 2024, by and among Sallyport Commercial Finance, LLC, a Delaware limited liability company (the “Company”), the Persons listed as Sellers on the signature page hereof (each a “Seller” and collectively, “Sellers”), Sallyport Holdings, LLC Series G, a Texas series limited liability company, as representative for Sellers (the “Seller Representative”), and Northrim Bank, an Alaska state chartered bank (the “Purchaser”). The Company, Sellers, the Seller Representative and the Purchaser may be referred to herein collectively as the “Parties” and each individually as a “Party”.
RECITALS
WHEREAS, Sellers own all of the issued and outstanding equity membership interests (the “Units”) in the Company;
WHEREAS, Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from Sellers, the Units, subject to the terms and conditions set forth herein;
WHEREAS, concurrently with the entry into this Agreement, each Executive (as defined below) and the Company entered into an Employment Agreement (as defined below); and
WHEREAS, as additional consideration, and as a material inducement to each party to enter into this Agreement and the Transactions (as defined below), Purchaser may, at its election, obtain an RWI Policy (as defined below) delivered by Purchaser to the Seller Representative prior to the Closing (the “RWI Binder”), and the parties hereto desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I
DEFINITIONS AND CONSTRUCTION
1.01Defined Terms. Capitalized terms used herein shall have the meanings specified or referred to in Exhibit A to this Agreement.
1.02Interpretation.
(a)For purposes of this Agreement, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.
(b)Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural and words in the plural shall be held to include the singular, unless and only to the extent the context indicates otherwise.

(c)Unless the context otherwise requires, references herein: to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder, and any rules, interpretations and guidelines issued in connection therewith.
(d)This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
(e)Any statement in this Agreement to the effect that any information, document or other material has been “provided,” “made available” or “delivered” to Purchaser shall mean that such information, document or material was posted and available for review by Purchaser and its Representatives in the electronic data room at https://www.firmex.com (the “Data Room”) prior to the Closing Date.
(f)The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
1.03Disclosure Schedules. Information contained in the Disclosure Schedules constitutes exceptions to the specific section or subsection to which such disclosure is specifically referenced or cross-referenced or descriptions or lists of assets and Liabilities and other items referred to in this Agreement. The statements in the Disclosure Schedules relate only to the provisions in the specific Section or subsection of this Agreement to which they expressly relate (including by cross-reference) and every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.
Article II
PURCHASE AND SALE OF UNITS
2.01Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, each Seller shall sell, transfer and assign to Purchaser, and Purchaser shall purchase from such Seller, all of such Seller’s right, title and interest in and to the Units owned and held by such Seller, free and clear of all Encumbrances, other than those Encumbrances arising under any applicable securities Laws of any jurisdiction. The aggregate amount to be paid by Purchaser to Sellers for the Units will be equal to the Estimated Purchase Price (as defined below), as adjusted pursuant to this Agreement, including Section 2.03 and Article VII. After the Closing, Purchaser shall pay Sellers the Earn Out Payments (if any) in accordance with Section 2.08.
2.02Estimated Purchase Price.

(a)At the Closing, Purchaser will pay or cause to be paid an amount equal to: (i) the base purchase price of Fifty Million Dollars ($50,000,000) (the “Base Purchase Price”), minus (ii) the Estimated Closing Book Value Shortage (if any) minus (iii) the Estimated Company Expenses (such price, the “Estimated Purchase Price”), which amount is subject to further adjustment following the Closing as set forth in Section 2.03 and Section 2.08.
(b)The amounts paid to the Sellers at Closing (collectively, the “Closing Payment”) shall equal the Estimated Purchase Price, less the following amounts:
(i)$100,000 (the “Reserve Amount”) to be delivered to the Seller’s Representative as indicated in the Funds Flow Memorandum to establish a reserve account (the “Reserve Account”) for the satisfaction of the Sellers’ expenses and Liabilities as directed by the Seller Representative in accordance with Section 10.04;
(ii)$350,000 (the “Escrow Amount”) to be delivered to the Escrow Agent pursuant to Section 2.04(b)(viii); and
(iii)$2,132,880 (the “Doubtful Receivable Amount”) in connection with the credit set forth on Schedule 2.02(b)(iii).
2.03Estimated Purchase Price and Adjustment.
(a)Estimated Purchase Price. At least three (3) Business Days prior to the Closing Date, the Seller Representative has prepared and delivered to Purchaser a statement (the “Estimated Purchase Price Statement”) setting forth the Seller Representative’s good faith estimate of the Estimated Purchase Price and all components thereof, which shall include (i) the Closing Book Value of the Company as of the Reference Time (the “Estimated Closing Book Value”), and any resulting Estimated Closing Book Value Shortage, without giving effect to the transactions contemplated by this Agreement, and (ii) the Company Expenses as of immediately prior to Closing (the “Estimated Company Expenses”), in each case, as determined in accordance with the Accounting Principles, together with related supporting schedules, calculations, invoices and documentation in reasonable detail.
(b)Post-Closing Adjustment.
(i)Within forty-five (45) days after the Closing Date (the “45-Day Period”), Purchaser shall prepare and deliver to the Seller Representative a statement (the “Closing Purchase Price Statement”) setting forth Purchaser’s calculation of the actual Closing Purchase Price and all components thereof, which shall include (a) the Closing Book Value as of the Reference Time without giving effect to any of the transactions contemplated by this Agreement (such amount as determined pursuant to this Section 2.03, the “Final Closing Book Value”) and the resulting Closing Book Value Shortage (if any), and (b) the Company Expenses as of immediately prior to Closing (such amount as determined pursuant to this Section 2.03, the “Final Company Expenses”), in each case, as determined in accordance with the Accounting Principles, together with reasonably detailed related supporting schedules, calculations and documentation. The Closing Purchase Price Statement shall be prepared in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end. If Purchaser does not deliver the Closing Purchase Price Statement to the Seller Representative within the 45-Day Period, at the election of the Seller Representative, (x) Purchaser will be deemed to have waived the right to object to any items set forth in the Estimated Purchase Price Statement and all such items will be deemed to be Final for purposes of determining the Post-Closing Adjustment, as described below in this Section 2.03, or (y) the Seller Representative may prepare and deliver to Purchaser, no later than fifteen (15) days after the 45-Day Period, the Closing Purchase Price Statement (as prepared by Seller, the “Seller Closing Purchase Price Statement”). The Seller Representative will include in the Seller Closing Purchase Price Statement materials showing in reasonable detail the Seller Representative’s support and calculations for the amounts included in the Seller Closing Purchase Price Statement. The Seller Closing Purchase Price Statement shall be prepared in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end.
(ii)In the event that the Closing Purchase Price as Finally determined pursuant to this Section 2.03 is greater than the Estimated Purchase Price, then Purchaser and the Seller Representative shall direct the Escrow Agent to pay to the Seller Representative the entirety of the Escrow Amount and Purchaser shall pay to the Seller Representative an amount equal to such excess, if any. If the Closing Purchase Price as Finally determined pursuant to this Section 2.03 is equal to or less than the Estimated Purchase Price, then Purchaser and the Seller Representative shall direct the Escrow Agent to pay to Purchaser the amount of such difference (such difference, the “Return Amount”), up to the amount of the Escrow Amount, and, simultaneously, to pay to the Seller Representative the remaining balance, if any, of the Escrow Amount after payment of the Return Amount. If the Escrow Amount is less than the amount due by Sellers under this Section 2.03 (such amount, the “Purchase Price Overage”), each Seller shall pay to Purchaser, by wire transfer of immediately available funds, to an account designated in writing by Purchaser, an amount equal to such Seller’s Post-Closing Percentage of the Purchase Price Overage within five (5) Business Days. The applicable adjusting payment to be made hereunder is the “Post-Closing Adjustment.” The Seller Representative shall promptly deliver to each Seller such Seller’s Post-Closing Percentage of any funds received by the Seller Representative pursuant to this Section 2.03(b)(ii).
(c)Examination and Review.
(i)After receipt of the Closing Purchase Price Statement, or, following the Seller Representative’s election to prepare the Seller Closing Purchase Price Statement after the 45-Day Period expires, as applicable, the Seller Representative shall have fifteen (15) days (the “Review Period”) to review the Closing Purchase Price Statement or to prepare the Seller Closing Purchase Price Statement, as applicable. During the Review Period, the Seller Representative shall have reasonable access to the books and records of the Company and to the Company’s personnel that relate to the items in the Closing Purchase Price Statement or the Seller Closing Purchase Price Statement, as applicable, together with any work papers prepared by Purchaser or by the Seller Representative, to the extent that they relate to the Closing Purchase Price Statement or the Seller Closing Purchase Price Statement, as applicable, as the Seller Representative may reasonably request for the purpose of reviewing the Closing Purchase Price Statement or preparing the Seller Closing Purchase Price Statement, as applicable or as Purchaser may reasonably request for the purpose of reviewing the Seller Closing Purchase Price Statement, and preparing a Statement of Objections, if any; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Purchaser or the Company.
(ii)On or prior to the last day of the Review Period, the Seller Representative may (A) object to the Closing Purchase Price Statement by delivering to Purchaser a written statement setting forth the Seller Representative’s objections thereto in reasonable detail, indicating each disputed item or amount and the basis for the Seller Representative’s disagreement therewith or (B) if so elected by the Seller Representative in accordance with Section 2.03(b)(i), the Seller Closing Purchase Price Statement (either such statement, the “Statement of Objections”). If the Seller Representative fails to deliver the

Statement of Objections or a Seller Closing Purchase Price Statement before the expiration of the Review Period, then the Closing Purchase Price Statement and the Post-Closing Adjustment, if any, as reflected therein shall be deemed to have been accepted by Sellers and the Seller Representative and shall be Final. If the Seller Representative delivers the Statement of Objections or a Seller Closing Purchase Price Statement before the expiration of the Review Period, then Purchaser and the Seller Representative shall negotiate in good faith to resolve such objections for a period of thirty (30) days after the delivery of the Statement of Objections or a Seller Closing Purchase Price Statement, as applicable (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Purchase Price Statement and the Post-Closing Adjustment, if any, with such changes as may be agreed in writing by Purchaser and the Seller Representative, shall be Final.
(iii)If the Seller Representative and Purchaser fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then the Seller Representative and Purchaser shall jointly prepare a list of any amounts remaining in dispute (“Disputed Amounts”), which shall be submitted for resolution to the office of Grant Thornton (the “Independent Accountant”, and the date of such submission, the “Submission Date”) who, acting as an expert and not as an arbitrator, shall resolve the Disputed Amounts only and make any corresponding adjustments to the Closing Purchase Price Statement and the Post-Closing Adjustment, if any, as applicable. Regardless of which party submits the matter to the Independent Accountant for resolution, both Purchaser and the Seller Representative will enter into the Independent Accountant’s standard engagement letter (the “Engagement Letter”). If a party fails to enter into the Engagement Letter within fifteen (15) days after the Submission Date, the Independent Accountant must resolve all of the Disputed Amounts in favor of the other party. The Independent Accountant shall only decide the specific items under dispute by Purchaser and the Seller Representative and the decision of the Independent Accountant for each Disputed Amount must be within the range of values assigned to each such item in the Closing Purchase Price Statement and the Statement of Objections, respectively. For the avoidance of doubt, in resolving each of the Disputed Amounts, the Independent Accountant will not assign a value to any item greater than the greatest value for such item claimed by either Purchaser or Sellers or less than the least value for such item claimed by either Purchaser or Sellers. Purchaser and the Seller Representative will cooperate with the Independent Accountant in all reasonable respects, but neither party will have ex parte meetings, teleconferences or other correspondence with the Independent Accountant, as it is intended for Purchaser and the Seller Representative to be included in all discussions and correspondence with the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Seller Representative, on the one hand, and by Purchaser, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Purchaser, respectively, bears to the aggregate amount actually contested by the Seller Representative and Purchaser.
(iv)The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Seller Representative and Purchaser shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Purchase Price Statement and/or the Post-Closing Adjustment shall be Final and binding upon Purchaser, the Seller Representative and Sellers.
(v)Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due within five (5) Business Days of the Final determination of the applicable Closing Purchase Price Statement; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Purchaser or the Seller Representative, as the case may be.
2.04Closing.

(a)Subject to the terms and conditions of this Agreement, the purchase and sale of the Units contemplated hereby shall take place at a closing (the “Closing”) to be held at 12:00 p.m., Central Time, on the date hereof, at the offices of Purchaser, or at such other time, at such other place or in such other manner, as Sellers and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). To the extent Purchaser and Sellers agree, documents may be delivered at Closing by electronic delivery of documents (by “portable document format,” email or other form of electronic communication), and (as so agreed) the receiving party may rely on the receipt of such documents so delivered as if the original had been received (with originals delivered promptly after Closing, as requested by Purchaser or the Seller Representative). All deliveries and payments required to be made at Closing hereunder shall be deemed to have been made simultaneously, and no such deliveries or payments shall be deemed completed and no document, instrument or certificate shall be deemed to have been delivered until all such deliveries and payments are made and all documents, instruments and certificates delivered. The Closing shall be deemed to have occurred at 12:01 a.m. (Central Time) on the Closing Date (the “Reference Time”).
(b)At the Closing, Purchaser shall:
(i)deliver to the Seller Representative this Agreement, duly executed by Purchaser;
(ii)deliver to the Seller Representative the Escrow Agreement, duly executed by Purchaser;
(iii)deliver to each Seller such Seller’s share of the Closing Payment (the “Estimated Consideration”) as set forth opposite such Seller’s name on the “Estimated Consideration” column of the Closing Date Allocation Schedule attached hereto as Exhibit B (the “Closing Date Allocation Schedule”), which such Estimated Consideration shall be calculated in accordance with Section 4.2 of the Limited Liability Company Agreement of the Company, dated November 24, 2014, as amended, by wire transfer of immediately available funds in accordance with instructions provided by the Seller Representative in the funds flow memorandum prepared by the Sellers for purposes of the Closing (the “Funds Flow Memorandum”);
(iv)deliver to the holders of the Company Expenses, an amount equal to the Company Expense owing to each such holder, in such amounts and to such accounts as specified in the Funds Flow Memorandum;
(v)deliver to the issuer of the RWI Binder, the premium for the RWI Binder;
(vi)deliver the Reserve Amount to the Seller’s Representative as indicated in the Funds Flow Memorandum;
(vii)deliver to the issuer of the D&O Tail Policy, the premium for the D&O Tail Policy; and
(viii)deliver to the Escrow Agent an aggregate amount equal to the Escrow Amount by wire transfer of immediately available funds for deposit into an escrow account or sub-account (the “Escrow Account”) established pursuant to the terms of the Escrow Agreement.
(c)At the Closing, the Seller Representative shall:

(i)deliver to Purchaser this Agreement, duly executed by each Seller, the Seller Representative and the Company;
(ii)deliver to Purchaser the Escrow Agreement, duly executed by Seller Representative;
(iii)deliver to Purchaser a duly executed Internal Revenue Service Form W-9 for each Seller;
(iv)deliver to Purchaser written resignations, effective as of the Closing Date, in form and substance satisfactory to Purchaser, of such directors, officers and managers (which, for the avoidance of doubt, shall not be or constitute a general resignation of employment) of the Company as are identified by Purchaser to resign at least three (3) Business Days prior to Closing;
(v)deliver to Purchaser terminations and releases with respect to any Contract, transactions or business relationships disclosed on, or required to be disclosed on, Schedule 4.11(b) other than those listed on Schedule 2.04(c)(v);
(vi)deliver to Purchaser all third party consents and notices listed on Schedule 2.04(c)(vi);
(vii)deliver to Purchaser a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are (A) true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, (B) the names and signatures of the Sellers to sign this Agreement and the other documents to be delivered hereunder;
(viii)deliver to Purchaser (A) evidence reasonably satisfactory to Purchaser that the Sellers have terminated all agreements with any other Seller or any Affiliate of Seller, and (B) releases executed by any such Seller or any Affiliate of Seller with whom any Seller has terminated such agreements providing that there is no continuing liability of the Company in respect of any such terminated agreements; provided, that in no event shall the Company pay any fee or otherwise incur any expense or liability with respect to any such termination or release;
(ix)deliver to Purchaser evidence reasonably satisfactory to Purchaser that the D&O Tail Policy has been procured;
(x)deliver to Purchaser evidence reasonably satisfactory to Purchaser that the Company shall own no more than forty percent (40%) of the issued and outstanding equity in the UK Subsidiary as of the Closing Date;
(xi)deliver to Purchaser certificates of good standing (or comparable certificates) dated not more than ten (10) days prior to the Closing Date with respect to the Company and each Subsidiary issued by a Governmental Authority of its jurisdiction of incorporation or organization and for each jurisdiction in which the Company or any Subsidiary is required to be qualified to do business;
(xii)deliver to Purchaser a DVD or thumb drive (which shall be permanent and accessible, without the need for any password, with readily commercially available software) containing, in electronic format, all documents posted to the Data Room as of one (1) Business Day prior to the Closing; and
(xiii)deliver to Purchaser invoices in respect of each Company Expense being paid in connection with the Closing (A) the amount to be paid at Closing with respect to such Company Expense, (B) evidence reasonably satisfactory to the Purchaser that all agreements respecting Company Expenses have been terminated with no continuing liability to the Company in connection therewith, and (C) the wire transfer instructions for the recipient thereof.
2.05Payments to Seller Representative. To the extent this Agreement provides for payments to be made by Purchaser to the Sellers, the Seller Representative, or in accordance with payment instructions provided by the Seller Representative (including the Closing Payment), Sellers acknowledge and agree that Purchaser’s sole obligation shall be the payment of such amount(s) to the Seller Representative or in accordance with the Funds Flow Memorandum provided by the Seller Representative, and Sellers release Purchaser from any other claims with respect to any such payment.
2.06Withholding Tax. Purchaser shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or any other Transaction Document to any Seller, the Company or the Seller Representative all Taxes that Purchaser or the Company shall determine in good faith that are required to deduct and withhold under any provision of Tax Law; provided that Purchaser shall provide written notice to Sellers at least fifteen (15) days before deducting or withholding any amounts under this Section 2.06, and Purchaser shall provide the applicable Seller a reasonable opportunity to provide any applicable certificates, forms or documentation that would reduce or eliminate the amount of withholding and shall otherwise cooperate with such Seller in good faith to reduce or minimize the amount of withholding to the extent permitted under applicable Tax Law. All such withheld amounts shall be treated as delivered to Sellers, the Company or the Seller Representative, as applicable, hereunder.
2.07Purchase Price Allocation. Within thirty (30) days after the final determination of the Closing Purchase Price Statement pursuant to Section 2.03, the Purchaser shall deliver a schedule allocating the Closing Purchase Price, the Closing Book Value, the Seller Representative Expenses and any assumed Liabilities of the Company (the “Allocation Schedule”) among the assets of the Company in accordance with the principles of Code Sections 755 and 1060 and the Treasury Regulations thereunder (and any similar provision of and any similar provision of state, local, or non-U.S. law, as appropriate) to Purchaser. The Allocation Schedule shall be deemed Final unless Seller Representative notifies the Purchaser in writing that Seller Representative objects to one or more items reflected in the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule to Purchaser. In the event of any such objection, the Seller Representative and Purchaser shall negotiate in good faith to resolve such dispute. If, after negotiating in good faith, the parties are unable to agree on a mutually satisfactory Allocation Schedule within forty-five (45) days after the Purchaser’s delivery of the Allocation Schedule to Seller Representative, then disagreements regarding the Allocation Schedule shall be promptly referred to the Independent Accountant for resolution pursuant to the mechanism set forth in Section 2.03. Purchaser and the Seller Representative agree that the transaction shall be reported consistently with the final Allocation Schedule for all federal, state, local and applicable foreign Tax purposes; provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such Allocation Schedule.
2.08Earn Out.

(a)As additional consideration, Purchaser shall pay the Earn Out Payments (if any) at such times and on such terms as provided in this Section 2.08.
(b)On each of the first, second and third anniversaries of the Closing Date, Purchaser shall pay to Seller Representative (to be distributed to Sellers in accordance with their Post-Closing Percentage), by wire transfer of immediately available funds, to an account designated in writing by Seller Representative, an amount equal to Two Million Dollars ($2,000,000), so long as, as of such anniversary, an Earn Out Forfeit Event or Earn Out Acceleration Event has not occurred (each such payment, an “Earn Out Payment”).
(c)Notwithstanding anything to the contrary in this Section 2.08, upon the occurrence of an Earn Out Acceleration Event on or prior to the third anniversary of the Closing Date, Purchaser shall pay, or cause to be paid to Seller Representative (to be distributed to Sellers in accordance with their Post-Closing Percentage), an Earn Out Payment in an amount equal to Six Million Dollars ($6,000,000) less any amounts previously paid pursuant to this Section 2.08.
(d)Notwithstanding anything to the contrary in this Section 2.08, upon the occurrence of an Earn Out Forfeit Event on or prior to the third anniversary of the Closing Date, no additional Earn Out Payment shall be paid by the Purchaser after the date of such Earn Out Forfeit Event.
Article III
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS
Each Seller, severally and not jointly, represents and warrants to Purchaser as of the date hereof as follows:
3.01Organization and Qualification. Such Seller (if an entity) is duly organized, validly existing and in good standing in the jurisdiction of its organization.
3.02Power and Authority. Such Seller (if an entity) has the requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party. Such Seller (if an individual) has the legal capacity and authority to execute, deliver and perform the Transaction Documents to which it is a party.
3.03Execution and Enforceability. The Transaction Documents to which such Seller is a party are duly and validly executed and delivered by such Seller and constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms (assuming the due authorization, execution and delivery by the other parties thereto), except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).
3.04No Breach, Default, Violation or Consent. Assuming that all third party consents and notices listed on Schedule 2.04(c)(vi) are made, given or obtained (as applicable), the execution, delivery and performance by such Seller of the Transaction Documents to which it or he is a party do not and will not: (a) violate such Seller’s Organizational Documents (if such Seller is an entity); (b) result in a material breach or result in a material default (or an event which, with the giving of notice or the passage of time, or both, would constitute a material default) under, require any consent under, result in the creation of any Encumbrance on the Units held by such Seller under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which such Seller is a party or by which such Seller or any of its or his assets is bound; (c) conflict with or result in a material violation or breach of any provision of any Governmental Order applicable to such Seller or such Seller’s Units; (d) violate any Law; or (e) require any consent, notice, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person. Except as set forth on Schedule 3.04, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the Transactions.
3.05Title to Units. Such Seller is the record and beneficial owner and has and will transfer to Purchaser, good title to the Units owned by it or him as shown on Schedule 3.05, free and clear of all Encumbrances, other than those Encumbrances arising under any applicable securities Laws of any jurisdiction. Such Seller is not a party to any option, warrant, purchase right, right of first refusal or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of such Seller’s Units, other than this Agreement. Such Seller is not a party to, and to such Seller’s Knowledge is not threatened to be made a party to, any Action relating to such Seller’s Units. Such Seller is not a party to any voting agreement, voting trust, proxy or other agreement or understanding relating to voting the Units. Immediately upon Closing, Purchaser shall have good and valid title to such Units, free and clear of all Encumbrances, other than those Encumbrances arising under any applicable securities Laws of any jurisdiction.
3.06Brokers. Other than KBW, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Seller.
Article IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
Sellers represent and warrant to Purchaser that the statements contained in this Article IV are true and correct as of the date hereof.
4.01Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.01 sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned, operated, or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had or would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. The Company has the requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party.
4.02Execution and Enforceability. The Transaction Documents to which the Company is a party have been duly and validly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company enforceable against the Company (assuming the due authorization, execution and delivery by the other parties thereto) in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.03Capitalization. All issued and outstanding Units are owned, beneficially and of record, by Sellers as set forth on Schedule 4.03. None of the Units are certificated. There are no other units, interests or other equity ownership interests of the Company issued, outstanding or granted. The Units were validly issued in compliance with applicable Laws and are fully paid and non-assessable. The Units were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which the Company is or was a party and are not subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized subscriptions, options, profit or participation interests, phantom equity, equity appreciation, warrants, securities (convertible or otherwise), preemptive rights, contracts, calls, puts, conversion rights, redemption rights, redemption or repurchase agreements or other agreements or commitments which are binding upon the Company providing for the issuance, disposition or acquisition of any Units or other equity interests or securities of any kind, other than this Agreement. Upon consummation of the Transactions, Purchaser shall own all of the equity interests of the Company, free and clear of all Encumbrances. Other than the Organizational Documents of the Company (true, correct and complete copies of which have been delivered to Purchaser by the Company), there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units.
4.04Subsidiaries
(a)Schedule 4.04(a) sets forth a true, correct and complete list of each Company Subsidiary, including each Company Subsidiary’s name, type of entity, jurisdiction and date of incorporation or organization, each jurisdiction in which such Company Subsidiary is licensed or qualified to do business, and the number and type of Equity Securities issued and outstanding. Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has full corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned, operated, or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had or would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole.
(b)Except as set forth in Schedule 4.04(b), the Company or its Subsidiaries are the owners of all Equity Securities or other equity interests of each Company Subsidiary set forth on Schedule 4.04(a) free and clear of all Encumbrances. The issued and outstanding Equity Securities of each Company Subsidiary were not issued in violation of the Organizational Documents of such Company Subsidiary or any other agreement, arrangement or commitment to which such Company Subsidiary is or was a party and are not subject to or in violation of any preemptive or similar rights of any Person. The issued and outstanding Equity Securities of each Company Subsidiary were issued in compliance with all applicable Laws. There are no outstanding or authorized subscriptions, options, profit or participation interests, phantom equity, equity appreciation, warrants, securities (convertible or otherwise), preemptive rights, contracts, calls, puts, conversion rights, redemption rights, redemption or repurchase agreements or other agreements or commitments which are binding upon any Company Subsidiary providing for the issuance, disposition or acquisition of any Equity Securities of such Company Subsidiary, other than this Agreement. Other than the Organizational Documents of each of the Company Subsidiaries (true, correct and complete copies of which have been delivered to Purchaser by the Company), there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Equity Securities of the Company Subsidiaries. All actions taken and all transactions entered into by the Company Subsidiaries have been duly approved by all necessary action of the managers or directors (or other similar body) and members or shareholders of the Company Subsidiaries. The Company has not agreed to and is not obligated to make any future investment in or capital contribution to any Company Subsidiary.
4.05No Conflicts; Consents. Assuming that all third party consents and notices listed on Schedule 2.04(c)(vi) are made, given or obtained (as applicable), neither execution, delivery and performance of the Transaction Documents, nor the consummation of the Transactions, do or will: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any member of the Company Group; (b) conflict with or result in a material violation or material breach of any provision of any Law or Governmental Order applicable to any member of the Company Group; (c) violate any Law; (d) except as set forth on Schedule 4.05, require the consent of, notice to or other action by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company Group. Except as set forth on Schedule 4.05, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of any Transaction Document or the consummation of the Transactions.
4.06Financial Statements. Complete copies of the Company’s financial statements, consisting of the balance sheets of the Company as of December 31, 2023 and December 31, 2022, the related statements of operations and statements of cash flows for the years ended December 31, 2023 and December 31, 2022 (the “Annual Financial Statements”), and internally prepared financial statements consisting of the balance sheet of the Company as at September 30, 2024 and the related income statement of the Company for the nine month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are set forth in Schedule 4.06. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (which would not be material in amount or effect) and the absence of notes. The Financial Statements are based on the books and records of the Company, and fairly and accurately present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” The balance sheet of the Company as of September 30, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
4.07Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) the unperformed obligations of the Company pursuant to any Contract to which the Company is a party, (d) the Company Expenses being paid pursuant to Section 2.04(b)(iv), (e) the outstanding Debt disclosed on Schedule 4.05 or (f) which would not reasonably be expected to be material to the Company Group, taken as a whole.

4.08Absence of Changes.
(a)From the Interim Balance Sheet Date to the date of this Agreement, there has not been any event, occurrence or development that has been or would reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.
(b)Except as expressly contemplated by this Agreement or the Pre-Closing Restructuring described on Schedule 6.10, from the Interim Balance Sheet date through the date of this Agreement, the Company Group has, in all material respects, conducted its business and operated its properties in the ordinary course of business.
4.09Material Contracts.
(a)Schedule 4.09(a) lists each of the following Contracts of the Company Group (other than any Company Benefit Plan) (the “Material Contracts”), with all such Contracts disclosed on Schedule 4.09(a) identified by reference to the specific clause of this Section 4.09(a) to which such Contract relates:
(i)each Contract with any Material Customer;
(ii)each Contract involving aggregate consideration or creating any liability in excess of $100,000;
(iii)all Contracts (other than Contracts entered into by the Company with its clients in the ordinary course of business) relating to the Company Group incurring Debt or guaranteeing any indebtedness, in each case, having an outstanding principal amount in excess of $100,000;
(iv)all Contracts providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any transaction of the type contemplated by this Agreement or the Transaction Documents;
(v)all Contracts with any Governmental Authority (“Government Contracts”);
(vi)all Contracts, other than confidentiality agreements entered into in the ordinary course of business, that require the Company Group to provide exclusivity or limit or purport to limit in any material respect the ability of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time or contain non-hire, non-solicitation or other similar restrictive covenants;
(vii)any Contract relating to any Real Property leased by the Company that involve annual payments in excess of $50,000;
(viii)any Contracts that provide for any joint venture, partnership or similar arrangement with a third party (in each case, other than with respect to each Company Subsidiary); and
(ix)all Contracts between or among any member of the Company Group, on the one hand, and any Seller or any Affiliate or any family member of any Seller, on the other hand.

(b)Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company nor, to the Company’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under) or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided by the Company to Purchaser.
4.10Title to Assets; Real Property.
(a)The Company Group owns or otherwise has the right to use, or a valid leasehold interest in, all properties and assets reflected in the Balance Sheet or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”): those items set forth in Schedule 4.10(a); liens for Taxes not yet due and payable, or Taxes that are being contested in good faith; mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice and in amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company Group, taken as a whole; easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company Group, taken as a whole, and do not materially and adversely impact the use of the applicable Real Property by the Company Group; or liens arising under equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company Group, taken as a whole.
(b)The Real Property listed on Schedule 4.10(b) constitutes all of the real estate used or occupied by the Company Group or necessary in connection with the operation of the business of the Company Group as currently conducted. With respect to leased Real Property, the Company has delivered to Purchaser true, complete and correct copies of any leases affecting the Real Property. Except as set forth on Schedule 4.10(b), the Company Group does not sublease or grant to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property and no Persons other than members of the Company Group are in possession thereof. To the Company’s Knowledge, the use and operation of the Real Property in the conduct of the business of the Company Group does not violate any Law, covenant, condition, restriction, easement, license, zoning ordinance, Permit or agreement. To the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than members of the Company Group. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.
(c)No member of the Company Group owns any Real Property.
4.11Sufficiency of Assets; Affiliate Transactions.
(a)The property and assets (whether real or personal, tangible or intangible, or of any nature whatsoever) (including the Company Intellectual Property) currently owned or leased or licensed by the Company Group, together with all other properties and assets of the

Company Group (including the Company Intellectual Property), are sufficient for the continued conduct of the business of the Company Group after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property and assets used, necessary or required to conduct the business of the Company Group as currently conducted. Except as set forth on Schedule 4.11(a), none of the assets used, necessary or required in the conduct of the business of the Company Group as currently conducted are owned, used or held by any Person other than the Company Group, and none of the Company Group’s assets (including Company Intellectual Property) are used by any other Person (including any Seller or its or his Affiliates or family members), whether in the conduct of a business or otherwise.
(b)Except as set forth on Schedule 4.11(b), there are no Contracts, transactions or business relationships involving, or for the benefit of, any present or former equity holder, including, but not limited to any of the Sellers, director, manager or member of the Company Group or any of its Affiliates or family members, on the one hand, and any member of the Company Group, on the other hand, including (i) any debtor or creditor relationship; (ii) any sale, other transfer or lease of any asset; (iii) purchases or sales of any assets or any products or services; (iv) the sharing (however evidenced) of any employees or consultants; or (v) any interest in any assets used in the business of the Company, but excluding Contracts between members of the Company Group.
4.12Intellectual Property.
(a)Schedule 4.12(a) contains a complete and accurate list of all issued patents and patent applications owned by the Company Group, registrations and applications for trademarks owned by the Company Group, domain names registered by the Company Group, and registrations and applications for copyrights owned by the Company Group and, in either case, material to the business of the Company Group, taken as a whole.
(b)The Company Group owns or has the valid right to use all Intellectual Property necessary for the conduct of the current business or operations of the Company Group, in each case, free and clear of Encumbrances, other than the terms of applicable licenses for licensed Intellectual Property and any Permitted Encumbrances.
(c)The Company Group has taken commercially reasonable steps to maintain the Company Intellectual Property which it owns, and to protect and preserve the confidentiality of all of its trade secrets included in the Company Intellectual Property that are used in, and material to, the business of the Company Group, including requiring all Persons having access thereto to execute and deliver written non-disclosure agreements, and each employee, independent contractor and consultant of the Company Group that have participated in the creation or development of any material Company Intellectual Property has executed and delivered a proprietary rights assignment agreement in favor of the applicable member of the Company Group.
(d)To the Company’s Knowledge, the conduct of the Company Group’s business as currently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. The Company has not received any written notice of any third party claim against the Company Group of infringement, misappropriation, or other violation of any Intellectual Property of such third party. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.
(e)There are no written Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the Company’s Knowledge, threatened: against any member of the Company Group, alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any member of the Company Group; against the Company Group, challenging the validity, enforceability, registrability or ownership of the Company Intellectual Property or the Company Group’s rights with respect to any Company Intellectual Property; or by the Company Group alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. No member of the Company Group is subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of the Company Intellectual Property.
4.13Systems and Data.
(a)The information technology systems, including Software, firmware, hardware, networks, computer systems, interfaces, telecommunication systems, platforms and related systems currently used in the business (collectively, “Systems”) and any documentation used in connection with the foregoing are sufficient for the operation of the business after the Closing as conducted in the ordinary course prior to the Transaction.
(b)In the twenty-four (24) month period prior to the date hereof, there have been no failures, breakdowns or continued substandard performance of any Systems that have caused substantial disruption or interruption in or to any use of the Systems or the operation of the business. The Company Group has taken commercially reasonable steps to provide for the back-up and recovery of data and information critical to the conduct of the business without material disruption to, or material interruption in, the conduct of the business of the Company Group, taken as a whole. The Company Group has in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and commercially reasonable security plans, procedures and facilities (including all commercially reasonable firewalls, intrusion prevention systems and intrusion detection systems).
(c)The Company Group is in compliance with all applicable Laws concerning data protection, privacy and the collection or use of personal information; and any privacy policies or related policies, programs or other notices that concern the collection or use of personal information in the business and all applicable Laws concerning credit card information. There have not been any notices to, or proceedings or claims asserted in writing by any third party (including any Governmental Authority), or, to the Company’s Knowledge, any material incidents of data security breaches, regarding the collection, use, transmission or disclosure of personal information by any third party in connection with the business and, to the Company’s Knowledge, no such claim has been threatened or pending.
4.14Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof have arisen from bona fide Financing Arrangements entered into with customers in the ordinary course of business consistent with past practice; are stated at the amount of unpaid principal, reduced by an allowance for credit losses, plus fees and interest; constitute valid, undisputed obligations not subject to claims of set-off or other defenses or counterclaims other than occasional attempted claims accrued in the ordinary course of business or where fees and interest may be reserved on a particular customer account receivable and accrued on the Balance Sheet where in the opinion of management there is reasonable doubt that the fees and interest may be recoverable consistent with past practice; or with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in the ordinary course of business consistent with past practice. The reserve for credit losses and reserve for fees and interest shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, have been determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgements and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end, consistently applied.
4.15Customers. Schedule 4.15 sets forth all customers of the Company Group with Net Funds Employed greater than One Million Dollars ($1,000,000) for (A) the 2023 calendar year and (B) the six (6) month period ending June 30, 2024 (collectively, the “Material Customers”), based on Net Funds Employed for such periods by each such Material Customer. The Company Group is not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such Material Customer. Except as set forth on Schedule 4.15, the Company has not received any written notice, and, to the Company’s Knowledge, there is no reason to believe, that any of the Material Customers intend to terminate or materially reduce, other than immaterial fluctuations in the ordinary course of business, its relationship with the Company Group, whether as a result of the transactions contemplated herein or otherwise.
4.16Insurance. Schedule 4.16 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company Group and relating to the assets, property, business, operations, employees, officers and managers of the Company Group (collectively, the “Insurance Policies”), and true and complete copies of such Insurance Policies have been provided to Purchaser by Sellers, together with descriptions of all “self-insurance” programs, if any. The Insurance Policies (A) are valid, binding outstanding, and enforceable; (B) are and will continue in full force and effect following the consummation of the Transactions; and (C) do not provide for any retrospective premium adjustment or other experienced-based Liability on the part of Company Group. The Company Group has experienced no gaps in insurance coverage. All premiums due on such Insurance Policies have been paid prior to Closing in accordance with the payment terms of each Insurance Policy, and each member of the Company Group has otherwise performed all of its obligations, under each policy to which such member of the Company Group is a party or that provides coverage to such member of the Company Group or any manager, member or officer thereof. There are no claims pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company Group has given notice to the insurer of all known claims that may be insured thereby.
4.17Legal Proceedings; Governmental Orders.
(a)Except as otherwise disclosed on Schedule 4.17(a) or as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, there are no Actions pending or, to the Company’s Knowledge, threatened (i) against any member of the Company Group or affecting any properties or assets owned or used by the Company Group (or by or against any Seller or any Affiliate of any Seller and relating to the Company or); (ii) against any member of the Company Group, to the Company’s Knowledge, any of the Company Group’s current or former customers caused or contributed to by (or alleged to be caused or contributed to by) services provided by the Company Group; or (iii) against or by any member of the Company Group, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the Transactions. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting

(i) any member of the Company Group; (ii) to the Company’s Knowledge, any current or former customer of the Company Group relating to the services provided by any member of the Company Group; or (iii) any properties or assets owned or used by the Company Group. To the Company’s Knowledge, no Governmental Order is pending.
4.18Compliance With Laws; Organizational Documents; Permits.
(a)Each member of the Company Group has complied, and is now complying, with all material Laws applicable to such member of the Company Group or its business, properties, assets, services or operations and is in compliance with its Organizational Documents.
(b)All material Permits required for the Company Group to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.18(b) lists all current Permits issued to the Company Group, including the names of the Permits and their respective dates of issuance and expiration. To the Company’s Knowledge, each member of the Company Group is, and at all times since its formation has been, in compliance with all of the terms and requirements of each Permit applicable to it and no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result in a violation of or a failure to comply with any term or requirement of any Permit where such violation or failure could result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, such Permit, except where such violation or failure would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole. Neither the Company nor any Seller has received, at any time since the Company’s formation, any written notice or other communication (whether oral or written) from any Person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit, or any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and all applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Permit have been duly made on a timely basis. The Permits described on Schedule 4.18(b) collectively constitute all of the Permits necessary for the Company Group to conduct and operate its business and assets in the manner in which it currently conducts and operates such business and assets, in all material respects. All such Permits shall continue in full force and effect in accordance with their respective terms following the Closing.
4.19Environmental Matters. Except as disclosed on Schedule 4.19, to the Company’s Knowledge, the Company Group is in substantial compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Company Group, taken as a whole. The Company Group holds, and is in material compliance with, all material Permits required under applicable Environmental Laws to permit the Company Group to operate its assets in a manner in which they are now operated and maintained and to conduct the business of the Company Group as currently conducted, except where the absence of, or the failure to be in material compliance with, any such Permit would not reasonably be expected to be material to the Company Group, taken as a whole. There are no written claims or notices of violation pending, or threatened in writing against any member of the Company Group alleging material violations of or material liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to be material to the Company Group, taken as a whole. This Section 4.19 provides the sole and exclusive representations and warranties of the Company Group in respect of environmental matters, including any and all matters arising under Environmental Laws:

4.20Employee Benefit Matters.
(a)Schedule 4.20(a) contains a true and complete list of each material Company Benefit Plan (other than offer letters for “at-will” employment that do not contain severance obligations or that are substantially in the forms set forth on Schedule 4.20(a)).
(b)With respect to each material Company Benefit Plan, Sellers have provided to Purchaser accurate, current and complete copies of each of: (i) the written plan document currently in effect; (ii) if applicable, the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (or comparable foreign equivalent); (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law; and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (or comparable foreign equivalent).
(c)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, each Company Benefit Plan and related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including, to the extent applicable, ERISA and the Code). Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Benefit Plan and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Qualified Benefit Plan. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, all benefits, contributions and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles.
(d)No Company Benefit Plan is, and no member of the Company Group nor any of their Affiliates have maintained, sponsored or contributed to within the past six (6) years, (i) a defined benefit pension plan subject to Title IV of ERISA or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
(e)No Company Benefit Plan, other than as required under Section 601 of ERISA or other applicable Law, provides medical, health, life insurance or other welfare-type benefits to retirees of the Company.
(f)No member of the Company Group has any commitment or obligation to adopt, amend, modify or terminate any Company Benefit Plan in connection with the consummation of the Transactions or otherwise.
(g)Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Company Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason (other than pursuant to a disclosed severance arrangement which are disclosed on Schedule 4.20(g)).
(h)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Benefit Plan, and no Company Benefit Plan has within the three (3) years prior to the date hereof been the subject of an investigation or audit by a Governmental Authority.

(i)The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code or Section 280G of the Code.
(j)Neither the execution of this Agreement nor any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, individual independent contractor or individual consultant of the Company Group to severance pay or any other compensatory payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable under any Company Benefit Plan. As of the Closing, neither the execution of this Agreement not any of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
4.21Employment Matters.
(a)Schedule 4.21(a) contains a list of all persons who are employees or individual independent contractors of the Company Group as of the date hereof, and sets forth for each such individual the following: name or employee identification number; title or position; full or part time status; hire date; current annual base compensation rate; and current annual or periodic target commission, bonus or other incentive-based compensation. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees and individual independent contractors of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Estimated Purchase Price Statement).
(b)Each member of the Company Group is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of the Company Group, and, to the Company’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining. There is not pending (nor, to the Company’s Knowledge, threatened), nor has there been in the past three (3) years, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees.
(c)Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company Group, taken as a whole, each member of the Company Group is in compliance with all applicable Laws which relate to employment, nondiscrimination in employment, classification of workers, wages, hours or other labor matters.
(d)There are no material Actions against any member of the Company Group pending, or, to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former employee of the Company Group, including any claim relating to unfair labor practices, employment discrimination or wage and hours.
(e)During the past three (3) years, no member of the Company Group has engaged in or effectuated any “plant closing” or employee “mass layoff” (in each case, as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local statute, rule or regulation).
4.22Tax Matters. Except as set forth on Schedule 4.22:

(a)Tax Returns. (i) each member of the Company Group has timely filed (taking into account any valid extensions) all income Tax Returns and other material Tax Returns that it was required to file and (ii) all such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with applicable Law. All material Taxes owed by the Company Group have been timely paid. No material claim has been made in writing by an authority in a jurisdiction where the Company Group currently does not file Tax Returns that any member of the Company Group is or may be subject to taxation by that jurisdiction. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company Group that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)Withholding. Each member of the Company Group has withheld and paid all material Taxes required to have been withheld and paid.
(c)Additional Taxes. There is no outstanding dispute or claim concerning any Tax liability of the Company Group claimed, threatened or raised by any Governmental Authority in writing. No Tax Returns of the Company Group are currently the subject of any audit.
(d)Statute of Limitations. No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time (other than automatic extensions to file Tax Returns) with respect to a Tax assessment or deficiency or executed or filed any power of attorney with respect to Taxes, which, in each case, is outstanding.
(e)Other Tax Matters. Each member of the Company Group has no material Liability for the Taxes of any Person (other than itself) under Reg. Section 1.1502-6 or 1.1502-78 (or any similar provision of state, local or foreign law) as a transferee or successor. No member of the Company Group is a party to any material Tax allocation, Tax sharing or Tax indemnity agreement (other than any (i) Organizational Document of such member of the Company Group; (ii) customary Tax gross up provision in a financing document or lease; or (iii) commercial agreement entered into in the ordinary course of business that is not primarily related to Taxes).
(f)Partnership Taxation. At all times since the formation of each member of the Company Group, as applicable, and during its existence, such member of the Company Group has been taxed as a partnership or a disregarded entity, and made no election to be taxed as a corporation.
(g)Section 4.20 and this Section 4.22 contain the sole and exclusive representations and warranties with respect to any Tax matters relating to the Company. The representations and warranties in this Section 4.22 refer only to the past activities of the Company and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning or Tax positions taken, on or after the Closing Date.
4.23Financing Arrangement Matters.
(a)Each Financing Arrangement that is on the balance sheet of the Company as of the Closing Date (including any Financing Arrangements that are impaired and/or written off) (each, an “Outstanding Financing Arrangement”) is evidenced by financing documents that are customary in all material respects and each such Financing Arrangement constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)As of the Closing Date except as set forth on Schedule 4.23(b) attached hereto, a member of the Company Group is the sole owner and holder of the Outstanding Financing Arrangements.
(c)Each Financing Arrangement has been underwritten, originated and delivered in accordance with applicable Law in all material respects. Other than any customary claim or counterclaim arising out of any foreclosure, bankruptcy, eviction or collection proceeding relating to any Outstanding Financing Arrangement, there is no Action or governmental investigation pending, or any Governmental Order outstanding, existing or relating to any Outstanding Financing Arrangement.
(d)To the Company’s Knowledge, no member of the Company Group is in material breach of any of its obligations under any Financing Arrangement.
(e)With respect to any failure to comply with obligations or covenants or other default on the part of any obligor under any Financing Arrangement (a “Financing Default”), to the Company’s Knowledge, there has been no Financing Default that has had or would reasonably be expected to result in any material impact on the operation of the business of the Company Group, taken as a whole. The Company Group’s practices with respect to Financing Defaults has not been materially altered since December 31, 2023.
(f)Other than consents and approvals already obtained or granted in the documents governing any Outstanding Financing Arrangement, no consent or approval by any Person is required in connection with the sale and/or Purchaser’s acquisition of such Outstanding Financing Arrangement, for Purchaser’s exercise of any rights or remedies in respect of such Outstanding Financing Arrangement or for Purchaser’s sale, pledge or other disposition of such Outstanding Financing Arrangement. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Outstanding Financing Arrangement. No consent, approval, authorization or Governmental Order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller or the Company Group is required for any transfer or assignment by the holder of such Outstanding Financing Arrangement. As of the Closing Date, no obligor under any Outstanding Financing Arrangement is a debtor in any bankruptcy proceeding of a Governmental Authority.
(g)The Company Group’s credit files contain all notes, leases and other necessary evidences of any Outstanding Financing Arrangement, including all financing documents entered into in connection therewith (each a “Financing Document”). All Financing Documents are complete, accurate, correct in amount, genuine as to signatures of every party thereto, including obligors, makers and endorsers, and were given for valid consideration. None of the obligations represented by the Financing Documents have been modified, altered, forgiven, discharged or otherwise disposed of except as indicated in writing by the Financing Documents or as a result of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
4.24Anti-Corruption and Sanctions. The Company Group has not, in the past three (3) years, violated Anti-Corruption Laws, except where the failure to be in compliance with Anti-Corruption Laws would not reasonably be expected to be material to the Company Group, taken as a whole. The Company Group has implemented and maintained policies and procedures reasonably designed to promote compliance by the Company Group with Anti-Corruption Laws. The Company Group is, and all times during the past three (3) years has been, in material compliance with all laws, regulations, and requirements administered by the U.S. Department of the Treasury (Office of Foreign Assets Control) or any other Governmental Authority imposing economic sanctions and trade embargoes.
4.25Books and Records; Bank Accounts. The organizational record books of the Company have been provided by Sellers to Purchaser, are complete and correct and have been maintained in accordance with sound business practices and all applicable Laws. The records of Equity Securities of each Company Subsidiary are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with sound business practices and all applicable Laws. At the Closing, all of those books and records will be in the possession of the Company or Purchaser. Schedule 4.25 sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to make withdrawals therefrom.
4.26Brokers. Other than KBW, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Seller.
4.27Post-Closing Debt Obligations. From and after the Closing Date, Purchaser shall be solely responsible for any Debt of the Company or its Subsidiaries (other than any Debt of the UK Subsidiary). Purchaser acknowledges and agrees that any termination, acceleration, suspension, revocation, cancellation or amendment concerning the Company or its Subsidiaries’ Debt (other than any Debt of the UK Subsidiary) from and after the Closing Date, including pursuant to the agreements and disclosures listed in Schedule 4.05, shall be the sole responsibility of the Purchaser.
4.28No Other Representations or Warranties.
(a)None of Sellers, the Company, the Company Subsidiaries or any of their Affiliates, representatives, employees, directors, managers, officers, or direct or indirect equity holders has made, and shall not be deemed to have made, any representations or warranties, express or implied, of any nature whatsoever relating to Sellers, the business of the Company Group, the Company, the Company Subsidiaries or otherwise in connection with the transactions contemplated by this Agreement and the other Transaction Documents, other than those representations and warranties of any such persons expressly set forth in this Agreement, including the Disclosure Schedules and any representations and warranties relating thereto, and the other Transaction Documents.
(b)Without limiting the generality of the foregoing, none of Sellers, the Company, the Company Subsidiaries or any other Person (including, without limitation, any employee, officer, director or equity holder of Sellers, or any of their respective Affiliates) has made, and shall not be deemed to have made, any express or implied representation or warranty, either written or oral, in the materials relating to Sellers, or the business of the Company Group. The Company made available to Purchaser, including due diligence materials, or in any presentation of the Company by management of the Company or others in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise, in each case, except to the extent referred to or referenced herein or in the Disclosure Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to any offering memorandum or similar materials made available by Sellers, the Company, the Company Subsidiaries and/or their Affiliates and/or their respective Representatives, are not and shall not be deemed to be or to include representations or warranties of Sellers and the Company (in each case, except to the extent referred to or referenced herein or in the Disclosure Schedules).
Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.
5.01Organization and Authority of Purchaser. Purchaser is a state chartered bank duly organized, validly existing and in good standing under the Laws of the State of Alaska. Purchaser has full power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the Transactions have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Sellers and the Company) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.
5.02No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Purchaser; conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or require the consent, notice or other action by any Person under any Contract to which Purchaser is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, other than the filing of this Agreement and related disclosures by the parent company of Purchaser, with the U.S. Securities and Exchange Commission as required by Securities Exchange Act of 1934, as amended.
5.03Brokers. Other than Janney Montgomery Scott, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.
5.04Legal Proceedings. There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
5.05Bankruptcy; Availability of Funds. There are no bankruptcy, reorganization or arrangement or other similar proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against, Purchaser or any of its Affiliates. Purchaser has access to sufficient available funds to (a) pay the Closing Purchase Price and the Earn Out Payments (including any and all necessary adjustments pursuant to this Agreement and all fees and expenses required to be paid in connection with the Transactions), and (b) enable it to timely perform its obligations and to consummate the Transactions.

5.06Investment. Purchaser is acquiring the Units solely for its own account for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Units are not registered under the Securities Act or any applicable state securities Laws or any applicable foreign securities Laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to applicable state securities Laws and regulations. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risk of such investment.
Article VI
COVENANTS
6.01Confidentiality. From and after the Closing, each Seller will not, and will cause their respective Affiliates not to, use or disclose any information (including know-how, processes, trade secrets, customer lists and other confidential matters) that concerns the Company, the business of the Company, or the Transaction Documents, either verbal or written, as well as any reports, analyses, compilations, data, studies or other documents which contain or otherwise reflect or are generated from such information (“Confidential Information”), other than (a) to their respective limited partners and other investors, future and prospective lenders, co-investors and other financing sources (including debt and equity capital providers), (b) information which is or becomes generally available to the public other than as a result of a disclosure by any Seller or any of their respective Affiliates or representatives and (c) information which becomes known to a Seller on a non-confidential basis from a third party source if such source was not subject to any confidentiality obligation with respect to such information; provided, however, that if a Seller or any of their respective Affiliates are required by Law to disclose any Confidential Information, such Person will, to the extent permissible by Law, promptly notify Purchaser, and Purchaser may undertake to obtain a protective Governmental Order or other assurance that confidential treatment will be accorded to the Confidential Information, and the Person required to disclose such Confidential Information will provide reasonable assistance to obtain such Governmental Order. In the absence of such a protective Governmental Order, any Person required by Law to disclose any Confidential Information may disclose only such portion of the Confidential Information to the party compelling disclosure as is required by Law as advised by counsel. Each Seller shall be severally liable for any disclosure in violation of this Section 6.01 by any Person to whom he or it has disclosed such information.
6.02Approvals, Consents and Notifications.
(a)If any consent, approval or authorization necessary to preserve any right or benefit under any Material Contract or Permit to which the Company is a party or possesses is not obtained prior to the Closing, the Seller Representative shall, subsequent to the Closing, reasonably cooperate with Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.
(b)Within thirty (30) days of the Closing Date, Purchaser shall cause the Company to submit a post-closing change in control notification, including relevant documents and a revised organizational chart, to the California Department of Financial Protection and Innovation via the Nationwide Multistate Licensing System & Registry (NMLS) in connection with the Company’s California Financing Law License.

6.03Public Announcements. The parties hereto agree that the initial press release with respect to the execution, delivery, and Closing of this Agreement shall be in a form mutually agreed to by Purchaser and the Seller Representative.
6.04Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.
6.05Releases.
(a)Each Seller, on behalf of themselves and their respective Affiliates, heirs, personal representatives, successors and assigns, hereby agrees not to sue and fully irrevocably and unconditionally releases and forever discharges the Company with respect to and from any and all claims, issuances of equity interests, notes or other securities, any demands, rights, liens, Contracts, covenants, Actions, and Liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which each Seller or any of its or his respective Affiliates now owns or holds or has at any time owned or held against the Company on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, without limitation, any claims relating to the allocation of any consideration among Sellers (the “Released Claims”); provided, however, that “Released Claims” do not include the rights of a Seller with respect to (i) any Actions or obligations arising under the terms of this Agreement or any of the other Transaction Documents, (ii) solely to the extent not resulting from any violation or breach of this Agreement by the Company or any Seller, as an employee of the Company and accrued compensation and benefits arising from such Seller’s status as an employee of the Company, (iii) solely to the extent covered by a directors’ and officers’ insurance policy, rights under directors’ and officers’ insurance policies for any item covered thereby, or (iv) any claims that a Seller may have that arise from, or are related to, facts or circumstances that first occur after the Closing Date.
(b)Each Seller, on behalf of themselves and their respective Affiliates, heirs, personal representatives, successors and assigns, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claims, or commencing, instituting or causing to be commenced, or continuing with any Action for a Released Claim, and this Agreement may be raised by the Company or Purchaser as an estoppel to any such Action; and making any claim or commencing any Action against any Person in which any Action would arise against the Company for contribution or indemnity or other relief from, over and against the Company or which otherwise results in the Company suffering or incurring any losses, whether under Law, equity, Contract or otherwise, with respect to a Released Claim.
(c)It is the intention of each Seller that the release described in this Section 6.05 be effective as a bar to each Released Claim hereinabove specified. In furtherance of this intention each Seller hereby expressly waives any and all rights and benefits conferred upon him or it by the provisions of applicable Law and expressly consents that the release described in this Section 6.05 shall be given full force and effect according to each and all of its express terms and provisions, including as well, those related to unknown and unsuspected Actions, if any, as those relating to any other Actions hereinabove specified.
(d)Each Seller represents and warrants, for and on behalf of such Seller and his or its Affiliates, heirs, personal representatives, successors and assigns and any other Person claiming an interest in the claims by, through or under such Seller, as follows: (i) the Released Claims released have not been encumbered in any way, and there are no security interests or assignments in Law or equity or otherwise of or against any of the Released Claims; and (ii) such Seller has not transferred or otherwise alienated any of the Released Claims.
(e)Each Seller acknowledges and agrees that the provisions of this Section 6.05 are reasonable in light of, among other things, the direct or indirect benefits that each Seller shall receive under or pursuant to this Agreement. Each Seller warrants and represents that: it or he has carefully read this Section 6.05; it or he executes this Agreement with full knowledge of the contents of this Section 6.05 and the legal consequences hereof; it or he has had the opportunity to receive independent legal advice with respect to the matters set forth in this Section 6.05 and with respect to the rights and asserted rights arising out of such matters; and it or he is entering into this Agreement of its or his own free will.
6.06D&O Tail Policy. Prior to or concurrently with the execution and delivery of this Agreement, the Company shall purchase (which Purchaser shall be responsible for fifty percent (50%) of such cost) (a) a prepaid, non-cancelable tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries, which tail policy shall be effective for a period from Closing through and including the sixth (6th) anniversary of the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (b) prepaid, non-cancelable “run-off” coverage as provided by the Company’s (or its Subsidiaries’) fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies (“D&O Tail Policy”). Purchaser shall cause the Company to maintain in effect the D&O Tail Policy or a period of at least six (6) years following Closing; provided, that, if any claim is asserted or made within such six-year period, any such insurance shall be continued in respect of such claim until the final disposition thereof.
6.07RWI Policy. Should Purchaser elect to obtain the RWI Policy, the terms shall be to the satisfaction of the Seller Representative. Purchaser shall bear fifty percent (50%) of all costs related to the RWI Policy, including, without limitation, the premium, broker commission, applicable taxes and any related fees. Further, should Purchaser elect to obtain the RWI Policy, it shall include a provision whereby the insurer expressly waives, releases, and agrees not to pursue, directly or indirectly, any rights, including rights of or via subrogation, assignment, or otherwise, against the Company, the Seller Representative, Sellers, or any of their respective Affiliates, or any former or current general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing with respect to any claim made thereunder (except in the case of, and only to the extent of, damages paid by the insurer under the RWI Policy resulted from Fraud, and in such case only against such Person who has committed such Fraud) and not against any other Person. Should Purchaser elect to obtain the RWI Policy, then Sellers shall be identified in the RWI Policy as express third party beneficiaries of the foregoing provision with the right of enforcement, and the RWI Policy, including the foregoing subrogation provision, shall not be in any way amended, modified, supplemented, terminated, waived, or otherwise revised, and no amendment, modification, supplementation, termination, waiver or revision shall be effective, without the express written consent of the Seller Representative.
6.08Restrictive Covenants.
(a)General. The Sellers hereby acknowledge and agree that (i) the Purchaser would not have entered into this Agreement if the Sellers had not agreed to the covenants set forth in this Section 6.08 and (ii) each Seller has had access to information that is confidential to the Company, that constitutes a valuable, special and unique asset of the Company, and with respect to which the Purchaser is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity (including those remedies the availability of which may be within the discretion of the court or arbitrator that presides over any action for which enforcement of this Agreement is brought).
(b)Non-Competition; Non-Solicitation. Each Seller acknowledges and recognizes the highly competitive nature of the Business. In consideration of the agreement among the parties hereto set forth in this Agreement, each Seller agrees to the provisions set forth in this Section 6.08(b).
(i)Subject to the provisions set forth in this Section 6.08(b), during the Restricted Period, each Seller agrees that they will not, directly or indirectly, through any entity or other Person, acting alone or as a member of a partnership, as a holder or owner of any security, or as an employee, agent, advisor, consultant, independent contractor, or representative of any other Person (other than the Company, the UK Subsidiary, Purchaser or their respective Affiliates):
(a)within the Restricted Area engage in (whether for its own account or for the account of any other Person, other than the Company, UK Subsidiary, Purchaser or their respective Affiliates), or render any service (whether for or without compensation) to any Person (other than the Company, UK Subsidiary, Purchaser or their respective Affiliates) who or which is directly or indirectly engaged in the Business (“Competing Business”); provided, however, with respect to each Seller, the term Competing Business as used in this Section 6.08(b) shall not include any business in which such Seller had no responsibilities or duties and about which such Seller acquired no confidential information during such Seller’s employment or engagement with the Company and its Subsidiaries; or
(b)share in the earnings of, or beneficially own or hold any security issued by or any other financial or economic interest in, any Person (other than the Company, UK Subsidiary, Purchaser or their respective Affiliates) who or which is directly engaged in a Competing Business within the Restricted Area.
(ii)A Seller shall be deemed to be engaged in a Competing Business if he, she or it is an owner, proprietor, partner, employee, stockholder, independent contractor, director or joint venturer of, or a consultant or lender to any Person who is directly or indirectly engaged in such Competing Business. Notwithstanding the foregoing provisions of this Section 6.08(b), (1) each Seller, in the aggregate, may (x) own, solely as an investment, securities if (a) such Seller is not an Affiliate of the issuer of such securities, (b) such Seller does not, directly or indirectly, beneficially own more than 5%, in the aggregate of such class of securities, (c) such class of securities is publicly traded and (d) such Seller has no active participation in such entity, and (y) engage in any activity otherwise prohibited by this Section 6.08(b) with the prior consent of Purchaser, (2) each Seller may continue to own, directly or indirectly (including through co-investment vehicles), securities of Sallyport Partners Fund, LP and any of its successor funds, and (3) each Seller may continue to make investments, and own securities of other entities (including securities of Advanced Spirits Holdings, LLC, and Elevex Capital, LLC and their respective affiliates), through Sallyport Partners Fund, LP and any of its successor funds.
(iii)During the Restricted Period, each Seller agrees that he, she, or it will not, and will cause its Subsidiaries not to, directly or indirectly through any entity or other Person (other than the Company, the UK Subsidiary, Purchaser or their respective Affiliates), acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant, independent contractor, or representative of any other Person (other than the Company, the UK Subsidiary, Purchaser or their respective Affiliates, successors or assigns), solicit, request or knowingly encourage a customer or supplier curtail, detrimentally modify, or cancel its business or refrain from doing business with the Company or do business with any Competing Business, subject to the exclusions of Section 6.08(b)(ii).
(iv)During the Restricted Period, each Seller agrees that such Seller will not, and will cause its Subsidiaries not to, directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or service of the Purchaser, the Company or any of either of their Affiliates, any individual who or which was, as of the Closing Date or during the six (6) months preceding the Closing Date, employed by or providing services to the Company or its Subsidiaries, or hire or engage any such individual; provided, however, that the foregoing shall not prohibit any Seller from (i) engaging, directly or indirectly, in general solicitation to the public for employment or a consulting relationship by means of general advertising or similar methods of solicitation not specifically directed at any employees or consultants of the Purchaser, the Company or any of either of their Affiliates or (ii) hiring, employing, or entering into a consulting relationship with such Persons responding to such general solicitations. Further, a Seller shall not be in violation of this Agreement with respect to actions taken by any Person or entity with which such Seller is associated if such Seller is not personally involved in the matter and has not identified such Person for soliciting or hiring.
(c)From and after the Closing Date, each Seller shall not, directly or indirectly, disparage the Purchaser, the Company or any of their respective Affiliates in any way that may adversely impact the goodwill, reputation or business relationships of the Purchaser, the Company or any of their respective Affiliates with the public generally, or with any of their customers, suppliers, independent contractors, employees or any other Person. From and after the Closing Date, Purchaser shall not directly or indirectly, disparage any Seller or any of its controlled Affiliates in any way that may adversely impact the goodwill, reputation or business relationships of such Seller or any of its controlled Affiliates (including with any of their customers, suppliers, independent contractors, employees or any other Person).
(d)The covenants and undertakings contained in this Section 6.08 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.08 will cause irreparable injury to the Purchaser and the Company, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.08 will be inadequate. Therefore, the Purchaser and the Company will be entitled to seek an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.08 without the necessity of proving actual damages or posting any bond whatsoever.
(e)No claim against the Purchaser, the Company, or any of either of their Affiliates by any Seller under this Agreement or otherwise shall constitute a defense to the enforcement by the Purchaser or the Company of the covenants and obligations in this Section 6.08.
(f)The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.08 is unreasonable, arbitrary, unenforceable, or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary, enforceable, and not against public policy shall be enforced against the applicable party hereto.
(g)The parties hereto agree that, with respect to either Executive, is in the event of a conflict between the provisions of this Section 6.08 on the one hand, and the provisions of their respective Employment Agreement, on the other, the provisions of their respective Employment Agreement shall control.
6.09Identified Receivables. Purchaser hereby covenants and agrees to pay to Seller Representative (to be distributed to Sellers in accordance with their Post-Closing Percentage) any proceeds actually received by Purchaser or the Company, within the one-year anniversary of the Closing Date, in connection with the matter set forth on Schedule 2.02(b)(iii), to the extent such proceeds are not otherwise taken into account in the calculation of Estimated Closing Book Value (the “Identified Receivables”), less (a) any reasonable attorney’s fees or other reasonable expenses incurred by Purchaser, the Company, or any of their respective Affiliates after the Closing Date relating to the Identified Receivables and less (b) the value of time directly incurred by the Executives in collecting such Identified Receivables, the value of such time calculated in accordance with Schedule 6.09. Purchaser shall make any payments pursuant to this Section 6.09 to the Seller Representative within ten (10) Business Days of Purchaser’s or the Company’s receipt of any such proceeds. Notwithstanding the foregoing, in no event shall the amount paid to Seller Representative (to be distributed to Sellers in accordance with their Post-Closing Percentage) under this Section 6.09 exceed the Doubtful Receivable Amount.
6.10Northrim Facility. The parties hereby acknowledge and agree that neither the Pre-Closing Restructuring (as defined in Schedule 6.10) nor the Transactions shall cause any breach, constitute an event of default or cause the mandatory repayment of any amounts owed, in each case of or under the Northrim Facility.
6.11Payoff of Specified Debt Agreements. Immediately following the Closing, Purchaser will cause the Company to pay off certain of its outstanding Debt as disclosed in Schedule 6.11.
Article VII
TAX MATTERS
7.01Tax Covenants.
(a)Notwithstanding anything to the contrary, without the consent of the Seller Representative, Purchaser shall not, and shall cause its Affiliates (including the Company and the Company Subsidiaries) not to: (i) take any actions outside the ordinary course of business on the Closing Date following the Closing; (ii) make, change or revoke any Tax election with respect to any member of the Company Group that has retroactive effect to a Pre-Closing Tax Period; (iii) amend any Tax Return with respect to any member of the Company Group for a Pre-Closing Tax Period, (iv) initiate voluntary contact (including through any voluntary disclosure program) with any Governmental Authority in respect of Taxes or Tax Returns of the Company Group for a Pre-Closing Tax Period; (v) file any Tax Return with respect to a Pre-Closing Tax Period that is inconsistent with past practices of the Company Group; or (vi) compromise or settle any Tax liability of the Company Group, in each case, that could reasonably be expected to adversely impact Sellers.
(b)All transfer, documentary, sales, use, stamp, registration, value added, real property transfer and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers. The party primarily responsible under applicable Law for the filing of any Tax Return in respect of Transfer Taxes shall be responsible for the timely filing of all such Tax Returns and payment of such Transfer Taxes, and one half of the amount of such Transfer Taxes plus one half of any reasonable, third-party expenses incurred in filing such Tax Return shall be paid by the other party to the paying party at least five (5) Business Days prior to the due date (including any extensions that have been obtained) of such

Tax Returns. The parties shall reasonably cooperate to enable the timely filing of such Tax Returns and to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
7.02Reserved.
7.03Refunds. Any refund of Taxes (including any interest with respect thereto) of the Company for any period ending on or prior to the Closing Date (including the portion of any Straddle Period ending on the Closing Date), or credits resulting from the overpayment of Taxes by the Company for any period ending on or prior to the Closing Date (including the portion of any Straddle Period ending on the Closing Date) against Taxes of the Company attributable to the portion of any Straddle Period beginning after the Closing Date or to any taxable period beginning after the Closing Date in lieu of a refund, shall be the property of Sellers. If Purchaser or the Company receives any such Tax refund or interest after the Closing Date or applies such a credit, Purchaser shall, or shall cause the Company to, immediately, and in all events within five (5) Business Days, pay over such Tax refund and/or interest or amount applied as such a credit to Sellers. After the Closing, Purchaser shall cause the Company to continue to work in good faith and use commercially reasonable efforts to diligently prosecute any Tax refund claims in order to maximize and obtain any such Tax refunds or credits.
7.04Cooperation and Exchange of Information. Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of Sellers and Purchaser (as applicable) shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods (or such longer period as provided by applicable Law or any applicable record retention agreements entered into with any Governmental Authority).
Article VIII
EMPLOYEE MATTERS
8.01Company Employees. Following the Closing, Purchaser shall, and shall cause its Affiliates to, honor and perform in accordance with their terms all Company Benefit Plans.
8.02Continuation of Compensation and Benefits. For a period of not less than twelve (12) months after the Closing Date, or any longer period as required under applicable Law, Purchaser and its Affiliates shall provide to each employee of the Company Group who continues in employment with Purchaser or its Affiliates (including, following the Closing, the Company and the Company Subsidiaries, as applicable) following the Closing (each, a “Continuing Employee”), (a) a base salary or regular hourly wage rate, as applicable, that is not less than the base salary or regular hourly wage rate, as applicable, provided to such Continuing Employee immediately prior to the Closing Date, (b) bonus and incentive opportunities that are no less favorable in the aggregate than the bonus or incentive opportunities provided to such Continuing Employee immediately prior to the Closing Date, and (c) other employee benefits (including, severance, retirement, health, welfare, vacation/leave and fringe benefits) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing Date. The Parties agree that, with respect to either Executive, is in the event of a conflict between the provisions of this Section 8.02 on the one hand, and the provisions of their respective Employment Agreement, on the other, the provisions of their respective Employment Agreement shall control.
8.03Service Credit, Etc. For purposes of eligibility, vesting, participation and benefit accrual under Purchaser’s and its Affiliates’ plans and programs providing compensation and/or benefits to Continuing Employees following the Closing (including any Company Benefit Plans) (collectively, “Purchaser Benefit Plans”), Purchaser and its Affiliates shall recognize each Continuing Employee’s employment or service with the Company Group (including any current or former Affiliate thereof or any predecessor) prior to the Closing, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Purchaser shall, or shall cause its Affiliates to: (a) cause any pre-existing conditions or limitations, exclusions, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any Purchaser Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits to be waived with respect to Continuing Employees and their spouses and eligible dependents, and (b) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her spouse and covered dependents under Company Benefit Plans providing medical, dental, hospital, pharmaceutical or vision benefits plans of the Company Group prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her spouse and covered dependents for such plan year under comparable Purchaser Benefit Plans, as if such amounts had been paid in accordance with such plan.
8.04No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, nothing in this Article VIII shall (i) be construed as an amendment or other modification of any Company Benefit Plan, (ii) give or create any third-party any right to enforce the provisions of this Agreement or (iii) limit the right of Purchaser, the Company, the Company Subsidiaries or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan.
Article IX
INDEMNIFICATION
9.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement will not survive the Closing; provided, that the Fundamental Representations and any claim with respect to Fraud shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof. None of the covenants or other agreements contained in this Agreement that require performance prior to or at the Closing shall survive the Closing Date. All of the other covenants or other agreements contained in this Agreement shall survive the Closing for the period contemplated by their respective terms or, if no specific duration is so contemplated, indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the applicable survival period and such claims shall survive until, but only for purposes of, the resolution of such claim. The parties further acknowledge that the time period set forth in this Section 9.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Notwithstanding anything in this Agreement to the contrary, nothing shall limit any claims pursuant to the RWI Policy.

9.02Indemnification by Sellers. From and after the Closing, subject to the other terms and conditions of this Article IX, each Seller (x) severally (and not jointly and severally) with respect to Section 9.02(a) and Section 9.02(c) and (y) severally and jointly (in accordance with their respective Post-Closing Percentage) with respect to Section 9.02(b), Section 9.02(d) and Section 9.02(e), shall indemnify Purchaser, the Company, their respective Affiliates (but excluding any Seller), and their respective directors, managers, officers, equityholders, employees, successors and assigns (but excluding, in each case, any Seller) (collectively, the “Purchaser Indemnified Parties”) against, and shall hold Purchaser harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all actual Losses incurred or sustained by, or imposed upon, Purchaser based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the Seller Fundamental Representations by such Seller;
(b)any inaccuracy in or breach of any of the Company Fundamental Representations by the Sellers;
(c)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller (and not all of the Sellers) pursuant to this Agreement;
(d)the claims set forth in Schedule 9.02(d) (the “Specified Matters”); or
(e)any Taxes resulting from the specified Tax matters set forth on Schedule 9.02(e), provided, that any claim for indemnity under this Section 9.02(e) shall be made prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).
9.03Indemnification by Purchaser. From and after the Closing, subject to the other terms and conditions of this Article IX, Purchaser shall indemnify the Sellers, their respective Affiliates (but excluding the Company), and their respective directors, managers, officers, equityholders, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold the Sellers harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all actual Losses incurred or sustained by, or imposed upon, the Sellers based upon, arising out of, with respect to or by reason of:
(a)any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement; or
(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement.
9.04Certain Other Indemnification Provisions. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following provisions:
(a)With respect to any claims as to which the Indemnified Party may be entitled to indemnification under Section 9.02(a), Section 9.02(b), or Section 9.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $10,000;

(b)The aggregate amount of all Losses (including Losses related to the inaccuracy or breach of any of the Fundamental Representations) for which the Sellers, on the one hand, or Purchaser, on the other hand, shall be liable pursuant to this Agreement shall not exceed the Purchase Price actually received by the Sellers. With respect to any Losses asserted by any Purchaser Indemnified Party pursuant to this Article IX, the Parties acknowledge and agree that the Purchaser Indemnified Parties shall, subject to Section 9.04(d), have the right to withhold and deduct any amount of such Losses due from any particular Seller from any Earn Out Payment or future Earn Out Payment otherwise payable to such Seller.
(c)Payments by an Indemnifying Party pursuant to Sections 9.02 or 9.03 in respect of any Loss shall be limited to the amount of any Loss (including costs of recovery) that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim and, if an Indemnified Party actually receives any such insurance proceeds and any indemnity, contribution or other similar payment (including pursuant to any credit support or guarantee) after the settlement of any indemnification claim under this Article IX, such Indemnified Party shall refund to such Indemnifying Party the amount of such other recovery, up to the amount received in connection with such indemnification claim (net of the total cost of any such recovery). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements of the Company (in each case, to the extent (i) such insurance policies or indemnity, contribution or other similar agreements (including credit support or guarantees) are in existence prior to the Closing and (ii) recovery thereunder is reasonably available without prejudice to the Company).
(d)Notwithstanding anything to the contrary herein, (i) in no event with the aggregate liability of a particular Seller for Losses arising under Section 9.02 exceed the portion of the Purchase Price actually received by such Seller, (ii) no Seller will be liable for more than such Seller’s Post-Closing Percentage of any Loss pursuant to Section 9.02(b), Section 9.02(d) or Section 9.02(e), and (iii) an Indemnified Party shall use commercially reasonable efforts to mitigate its Losses (to the extent required by applicable Law) relating to an indemnifiable action.
(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, special or exemplary damages, except in the case of a Third-Party Claim.
(f)For purposes of calculating Losses hereunder, any materiality or material to the Company Group, taken as a whole, qualifications in the representations, warranties, covenants and agreements shall be disregarded.
(g)The Sellers shall not have any right of contribution, subrogation or other recourse against the Company or its respective directors, managers, officers, employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns or successors for any Third-Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the members of the Company are solely for the benefit of the Purchaser Indemnified Parties.
(h)A party’s right to indemnification hereunder or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, by such party or its Affiliates or representatives with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.
9.05Indemnification Procedures.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party and the Seller Representative prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure and is materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of such material written evidence thereof that is reasonably available at such time to the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party or the Seller Representative on behalf of Sellers shall have the right to participate in, or by giving written notice to the Indemnified Party within twenty (20) days of the Indemnified Party’s written notice of the assertion of such Third-Party Claim (or sooner, if the nature of the Third-Party Claim so requires), to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (provided such counsel must be reasonably acceptable to the Indemnified Party), and the Indemnified Party and the Indemnifying Party or the Seller Representative on behalf of Sellers shall cooperate in good faith in such defense; provided, that the Indemnifying Party shall not have the right to assume such defense unless the Indemnifying Party or the Seller Representative on behalf of Sellers has acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party as provided hereunder (subject to the limitations set forth in this Agreement) and furnishes evidence to the Indemnified Party, which is reasonably satisfactory to the Indemnified Party, of its financial ability to indemnify the Indemnified Party and; provided, further, that that Indemnifying Party shall not have a right to assume the defense of a Third-Party Claim if (v) such Third-Party Claim seeks an injunction or equitable relief against the indemnified party, (w) the amount of Losses in respect of such Third-Party Claim (and all other pending claims) could be reasonably expected to exceed the amounts for which the Indemnifying Party is obligated to indemnify the Indemnified Party, (x) such Third-Party Claim relates to or arises in connection with any criminal proceeding or involves claims, (y) such Third-Party Claim is made by a Governmental Authority or a customer of the Company or such customer’s Affiliate and, in each case, the Indemnifying Party’s defense thereof would adversely affect the liability of the Indemnified Party or the conduct of its business or (z) Losses related to such Third-Party Claim are covered by the RWI Policy. In the event that the Indemnifying Party or the Seller Representative on behalf of Sellers is entitled hereunder to assume, and assumes, the defense of any Third-Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided, that the Indemnifying Party or the Seller Representative on behalf of Sellers must conduct its defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard (it being understood that if the Indemnifying Party or the Seller Representative on behalf of Sellers fails to actively and diligently conduct such defense, the Indemnified Party or the Seller Representative on behalf of Sellers shall be entitled to assume control of such defense). The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s or the Seller Representative on behalf of Sellers right to control the defense thereof; provided, that such Indemnified Party or the Seller Representative on behalf of Sellers shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party or the Seller Representative on behalf of Sellers to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party or the Seller Representative on behalf of Sellers, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third-Party Claim. If the Indemnifying Party or the Seller Representative on behalf of Sellers elects not to defend such Third-Party Claim, contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, is not permitted hereunder to assume such defense, fails to actively and diligently conduct such defense, or fails to promptly notify the Indemnified Party or the Seller Representative on behalf of Sellers in writing of its election to defend as provided in this Agreement, the Indemnified Party shall have the exclusive right, subject to Section 9.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Indemnified Party or the Seller Representative on behalf of Sellers and the Indemnifying Party or the Seller Representative on behalf of Sellers shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party or the Seller Representative on behalf of Sellers shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party or the Seller Representative on behalf of Sellers (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 9.05(b), If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party (and does not contemplate any injunctive or other nonmonetary relief affecting the Indemnified Party or involve any finding or admission of wrongdoing and is not otherwise reasonably likely to have an adverse effect on the Indemnified Party) and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party or the Seller Representative on behalf of Sellers desires to accept and agree to such offer, the Indemnifying Party or the Seller Representative on behalf of Sellers shall give written notice to that effect to the Indemnified Party or the Seller Representative on behalf of Sellers. If the Indemnified Party or the Seller Representative on behalf of Sellers fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party or the Seller Representative on behalf of Sellers may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party or the Seller Representative on behalf of Sellers fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party or the Seller Representative on behalf of Sellers may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party or the Seller Representative on behalf of Sellers has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party or the Seller Representative on behalf of Sellers (which consent shall not be unreasonably withheld, delayed, or conditioned). Except as expressly set forth above, no settlement of any Third-Party Claim shall limit or reduce the right of any Indemnified Party to indemnification in accordance with this Article IX for all Losses such Indemnified Party may incur arising out of or resulting from such Third-Party Claim.

(c)Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party or the Seller Representative on behalf of Sellers giving the Indemnifying Party or the Seller Representative on behalf of Sellers prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party or the Seller Representative on behalf of Sellers of its indemnification obligations, except and only to the extent that the Indemnifying Party or the Seller Representative on behalf of Sellers forfeits rights or defenses by reason of such failure and is materially prejudiced thereby. Such notice by the Indemnified Party or the Seller Representative on behalf of Sellers shall describe the Direct Claim in reasonable detail, shall include copies of such material written evidence thereof that is reasonably available at such time to the Indemnified Party or the Seller Representative on behalf of Sellers and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party or the Seller Representative on behalf of Sellers shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party or the Seller Representative on behalf of Sellers shall allow the Indemnifying Party or the Seller Representative on behalf of Sellers and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party or the Seller Representative on behalf of Sellers shall reasonably assist the Indemnifying Party’s investigation by providing copies of such relevant accounts, documents or records as the Indemnifying Party or the Seller Representative on behalf of Sellers or any of its professional advisors may reasonably request subject to entry into customary confidentiality agreements. If the Indemnifying Party or the Seller Representative on behalf of Sellers does not so respond within such 30-day period, the Indemnifying Party or the Seller Representative on behalf of Sellers shall be deemed to have accepted responsibility for such claim and shall make prompt payment thereof.
(d)Procedure for Specified Matters. The Parties acknowledge and agree that the procedures described in Schedule 9.05(d) shall apply with respect to the Specified Matters.
9.06Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Closing Purchase Price for Tax purposes, unless otherwise required by Law.
9.07Exclusive Remedies. Notwithstanding Section 9.08 and subject to Sections 2.03, 6.08, and 10.09, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX and Sections 2.03, 9.08 and 10.09 (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement). Nothing in this Section 9.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.10 or Section 6.08 or to seek any remedy on account of Fraud against any party who committed such Fraud.
9.08Tax Matters.

(a)Filing of Tax Returns; Payment of Taxes.
(i)Sellers shall prepare all Flow-Through Tax Returns and shall pay or cause to be timely paid all Taxes shown due thereon.
(ii)The Sellers shall cause the Company to timely file all Tax Returns of or which include the Company required to be filed by it on or prior to the Closing Date and shall pay or cause to be timely paid all Taxes shown due thereon. All Tax Returns described in this Section 9.08(a)(ii) shall be prepared in a manner consistent with prior practice. The Company shall provide Purchaser with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and reasonable comments.
(iii)Following the Closing, Purchaser shall cause the Company to timely file all Tax Returns (other than those Tax Returns described in Section 9.08(a)(ii)) required to be filed by the Company after the Closing Date and pay or cause to be paid all Taxes shown due thereon. To the extent any Taxes included on such Tax Returns will be included in the determination of Closing Book Value or such Tax Return relates to a matter set forth on Schedule 9.02(b), the Purchaser shall provide the Seller Representative with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Seller Representative’s review and reasonable comments which must be provided to Purchaser within fifteen (15) days of receipt by Seller Representative of such copies of completed Tax Returns.
(b)Straddle Period Tax Allocation. The Company will, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date. If applicable Law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to Sellers for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date. For purposes of determining such Straddle Period allocation, (x) in the case of Taxes that are based upon or related to income or receipts or imposed in connection with any sale or on a transactional basis, such allocation shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period and (y) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, such Taxes shall be allocated based on the number of days in such taxable period that occurs after the Closing Date and the number of days in such taxable period that occurs prior to and includes the Closing Date.
(c)Tax Audits.
(i)If notice of any Tax Proceeding with respect to Taxes of the Company shall be received by either party for which the other party may reasonably be expected to be liable pursuant Section 9.08(a), the notified party shall notify such other party in writing of such Tax Proceeding; provided, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 9.08 except to the extent that the other party is actually and materially prejudiced thereby.

(ii)Purchaser shall have the sole right to represent the interests of the Company in any other Tax Proceeding to the extent such Tax Proceeding is not a Seller Tax Proceeding.
(iii)Sellers shall have the sole right to represent the interests of the Company in any Tax Proceeding with respect to Flow-Through Tax Returns and to the extent it relates to a matter set forth on Schedule 9.02(b) (a “Seller Tax Proceeding”). With respect to a Seller Tax Proceeding, Seller Representative shall have the right to employ counsel of the Seller Representative’s choice (at the sole cost and expense of Sellers). Notwithstanding the foregoing, Sellers shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes with respect to any Tax Return of the Company which would materially and adversely affect the liability for Taxes of Purchaser for any Post-Closing Tax Period or Straddle Period to any extent without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. With respect to a Seller Tax Proceeding of a Flow-Through Tax Return, the Seller Representative shall (x) make or cause the Company to make a “push-out” election under Code Section 6226 (or any analogous election under state or local tax law) or (y) make an arrangement reasonably satisfactory to the Company for Sellers to bear the economic burden of any “imputed underpayment” and any associated interest, adjustments to tax and penalties properly attributable to Sellers for such Seller Tax Proceeding.
(d)Exclusivity. In the event of a conflict between the provisions of this Section 9.08 on the one hand, and the provisions of Sections 9.01 through 9.07 or Section 7.01 through 7.04, on the other, the provisions of this Section 9.08 shall control.
Article X
MISCELLANEOUS
10.01Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
10.02Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand (with written confirmation of receipt); when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested); on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to the Company, prior to the Closing, or to the Seller Representative:
Sallyport Investments LLC
3270 Sul Ross Street
Houston, TX 77098
Attention: Kyle Bethancourt
Email: [****]
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: James Garrett
Email: [****]
and:
Spencer Fane LLP
3040 Post Oak Boulevard, Suite 1400
Houston, TX 77056
Attention: Jason M. Medley
Email: [****]
If to the Company, after the Closing, or to Purchaser:
Northrim Bank
3111 C Street
Anchorage, AK 99503
Attention: Michael Huston
Email: [****]
with a copy (which shall not constitute notice) to:
Accretive Legal, PLLC
34522 N Scottsdale Rd., STE 120-113
Scottsdale, AZ 85266
Attention: Ryan York
Email: [****]
or to such other address or addresses as the parties may from time to time designate in a written notice delivered in accordance with this Section 10.02. Any party may change the address or telecopy number to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.
10.03Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.
10.04Seller Representative.

(a)Each Seller, for itself or himself and for its or his successors and assigns, hereby irrevocably makes, constitutes and appoints the Seller Representative to act for and on behalf of such Seller with respect to any claim or matter arising under the Transaction Documents, and the Seller Representative hereby accepts such appointment. Each Seller acknowledges that the appointment of the Seller Representative is coupled with an interest and may not be revoked. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Seller Representative consistent therewith, shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision or determination. The Seller Representative hereby accepts its appointment.
(b)In furtherance of the appointment of the Seller Representative, each Seller, fully and without restriction: (i) agrees to be bound by all notices given and received and agreements and determinations made by and documents executed and delivered by the Seller Representative under or in connection with the Transaction Documents or any of the Transactions; and (ii) authorizes the Seller Representative to (A) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, certificates, approvals, extensions, waivers, consents, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the Transactions and the other Transaction Documents, including delivery of any of the foregoing which have been executed by Sellers and deposited with the Seller Representative for such purpose, (B) dispute or refrain from disputing any claim made by Purchaser under the Transaction Documents, and negotiate and compromise any dispute which may arise under the Transaction Documents, (C) negotiate, execute, and deliver any amendments to this Agreement or any other Transaction Document (other than a Transaction Document solely between a particular Seller and a third party), (D) pay any amounts due to Purchaser from Sellers under the Transaction Documents, (E) exercise or refrain from exercising any remedies available to Sellers under the Transaction Documents, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in the Transaction Documents, (H) give such notices and instructions and do or refrain from doing such other things as the Seller Representative, in its sole discretion, deems necessary or appropriate to carry out the provisions of the Transaction Documents, (I) petition the Escrow Agent for the release of any or all funds due to Sellers under the Escrow Agreement and, subject to the Seller Representative’s other responsibilities under this subsection, pay to each Seller such Seller’s Post-Closing Percentage of such funds (unless otherwise provided in this Agreement), (J) receive all amounts payable to Sellers under the Transaction Documents on behalf of Sellers and, subject to the Seller Representative’s other responsibilities under this subsection, pay to each Seller such Seller’s Post-Closing Percentage of such amounts (unless otherwise provided in this Agreement), (K) pay out of the Reserve Account or funds otherwise payable to Sellers (or to the Seller Representative acting in such capacity) by Purchaser or the Escrow Agent all fees and expenses of Sellers (and of the Seller Representative acting in such capacity) incurred in connection with the Transactions, including the fees and expenses of counsel, accountants, investment bankers and other professional advisors retained by or on behalf of Sellers in connection with such Transactions (“Seller Representative Expenses”), (L) retain such counsel, accountants and other professional advisors as the Seller Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Seller Representative and (M) retain or contribute to the Reserve Account such portion of any funds otherwise payable to Sellers (or to the Seller Representative acting in such capacity) by Purchaser or the Escrow Agent as the Seller Representative, in its sole discretion, deems appropriate to be held as reserves for expected or potential future expenses or Liabilities of Sellers hereunder (including with respect to the Post-Closing Adjustment). Except for any obligations for which Sellers are severally, but not jointly, liable, payments made by the Seller Representative under this subsection will be considered to be paid by all Sellers in accordance with their respective Post-Closing Percentage.

(c)Sellers and the Company (but in the case of the Company, solely for the period prior to the Closing) recognize and intend that the power of attorney granted in this Section 10.04: (i) is coupled with an interest and is irrevocable and will not be terminated by any act of any Seller or by operation of law; (ii) may be delegated by the Seller Representative; and (iii) shall survive the death or incapacity of each Seller.
(d)If the Seller Representative resigns, ceases to be a legal entity, dies or becomes incapacitated, its or his successor will be appointed within fifteen (15) days of such event by Sellers owning a majority of the Units immediately prior to the Closing. The decisions and actions of any successor Seller Representative will be, for all purposes, those of the Seller Representative as if originally named herein. The death or incapacity of any Seller will not terminate the authority and agency of the Seller Representative. Any successor Seller Representative will provide Purchaser with prompt written notice of its or his appointment.
(e)Purchaser will be entitled to rely exclusively upon any communication given or other action taken by the Seller Representative and will not be liable to Sellers or any other Person for any action taken or not taken in reliance upon the Seller Representative. Purchaser will not be obligated to inquire as to the authority of the Seller Representative with respect to the taking of any action that the Seller Representative takes on behalf of Sellers or as to the authority of any successor Seller Representative upon receipt of notice from any Person alleging to be a successor Seller Representative in accordance with Section 10.04(c).
(f)Each Seller agrees that the Seller Representative shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or any other Transaction Document or the Transactions, except to the extent such actions or omissions shall have been determined by a court of competent jurisdiction to have constituted Fraud. Each Seller agrees to pay to the Seller Representative such Seller’s Post-Closing Percentage of any Seller Representative Expenses. For the avoidance of doubt, Purchaser shall have no liability to any Seller for amounts paid by, or on behalf of, Purchaser to the Seller Representative hereunder.
10.05Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.
10.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Purchaser may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and to any of its or any of its or its Affiliates’ lenders as collateral security; and (b) designate one or more of its Affiliates to perform its obligations hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder.
10.07No Third Party Beneficiaries. Except as provided in Section 6.06, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.08Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto (provided, that the Seller Representative shall be entitled to sign any such amendment, supplement, change or waiver on behalf of any Seller). No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
10.09Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.09(c).
10.10Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.11Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
10.12No Vicarious Liability. Notwithstanding anything in this Agreement to the contrary, this Agreement may only be enforced against the named parties and their respective successors and permitted assigns. All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties and their respective successors and permitted assigns, and no officer, director, partner, manager, equity holder, employee or Affiliate of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto) will have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement).
10.13Representation. The Company understands that it has been represented by Latham & Watkins LLP and Spencer Fane LLP as counsel to Sellers and the Company, including in the preparation, negotiation and execution of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and that Latham & Watkins LLP has not represented any director or employee of the Company or Seller, other than Sallyport Holdings, LLC Series G, in his, her, or its individual capacity in the preparation, negotiation and execution of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby. Purchaser acknowledges and agrees on behalf of the Company (following the Closing) that Latham & Watkins LLP and Spencer Fane LLP may after the Closing represent Sellers (including Sallyport Holdings, LLC Series G) and/or their Affiliates. Purchaser, on behalf of itself and the Company (following the Closing) hereby consents to and irrevocably waives (and will not assert) any conflict of interest or similar objection arising out of Latham & Watkins LLP or Spencer Fane LLP’s representation of any Seller and/or their respective Affiliates.
10.14Non-Assertion of Attorney-Client Privilege. Purchaser, on behalf of itself and the Company (following the Closing), hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between the Company, the Seller Representative, and Sellers, their respective officers, employees, Affiliates, and/or their counsel, including Latham & Watkins LLP or Spencer Fane LLP made at or before the Closing in connection with the negotiation, preparation, execution, delivery and Closing under this Agreement, which, immediately prior to the Closing, would be deemed to be privileged communications of the Company, the Seller Representative, Sellers, their respective Affiliates, and/or their counsel will continue after the Closing to be privileged communications with such counsel, and neither Purchaser nor any of its Affiliates will seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Purchaser or the Company. The parties expressly acknowledge and agree that all rights to such attorney-client privilege and to control such attorney-client privilege will be retained by Sellers and will not pass to or be claimed by Purchaser, the Company (following the Closing), or their respective Affiliates or Representatives.
10.15Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
SELLERS:
/s/ Nicholas Hart
Nicholas Hart
/s/ Emma Hart
Emma Hart
SALLYPORT HOLDINGS, LLC SERIES G

By: /s/ Kyle Bethancourt
Name: Kyle Bethancourt
Title: Member
COMPANY:
SALLYPORT COMMERCIAL FINANCE, LLC

By: /s/ Nicholas Hart
Name: Nicholas Hart
Title: Chief Executive Officer

    [Signature Page to Membership Interest Purchase Agreement]

PURCHASER:
NORTHRIM BANK

By: /s/ Michael Huston
Name: Michael Huston
Title: President & CEO
    [Signature Page to Membership Interest Purchase Agreement]

Exhibit A
Defined Terms
“45-Day Period” has the meaning set forth in Section 2.03(b).
“Accounting Principles” means GAAP and, to the extent consistent with GAAP, the accounting principles, practices, procedures, policies, methods and methodologies used and applied by the Company Group in the preparation of the Financial Statements.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 2.07.
“Annual Financial Statements” has the meaning set forth in Section 4.06.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all similar applicable laws, rules, and regulations concerning or relating to bribery or corruption in effect in Canada and the United Kingdom.
“Balance Sheet” has the meaning set forth in Section 4.06.
“Balance Sheet Date” has the meaning set forth in Section 4.06.
“Base Purchase Price” has the meaning set forth in Section 2.02(a).
“Business” means the business activities of the Company and the Subsidiaries as of the Closing Date, including services and products related to factoring and asset based lending.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Texas or New York are authorized or required by Law to be closed for business.
“Cause” shall, with respect to the applicable Executive, include termination because Executive: (A) continually fails to substantially perform his or her duties with the employer after a reasonable ninety day notice to the Executive by the employer, (B) is adjudged guilty of a felony, any crime involving dishonesty or breach of trust or any crime involving a breach of his or her fiduciary duties to the employer, (C) is willfully and continually failing to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over employer, (D) commits a material act of dishonesty or disloyalty related to the business of the employer, or (E) is unable to substantially perform his or her duties with the employer, with or without reasonable accommodation, due to drug addiction or chronic alcoholism. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive, a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the employer’s board of managers at a meeting of such board called for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with their counsel, to be heard before such board), finding that in the good faith opinion of the board, the Executive was guilty of conduct that constitutes Cause (as defined above) or the reason for termination otherwise constitutes Cause, and specifying the conduct in detail.
“Change of Control” means (i) the sale, directly or indirectly, of all or substantially all of the assets of the Company, through a single transaction or series of related transactions, or (ii) any event (whether through merger, division, sale of shares, or other equity interests, or otherwise), through a single transaction or series of related transactions, that causes Purchaser or its Affiliates (a) not to own beneficially (directly or indirectly) greater than fifty percent (50%) of the voting and economic interests in the Company or (b) to otherwise cease to control any of the Company.
“Closing” has the meaning set forth in Section 2.04(a).
“Closing Book Value” means (without duplication), with respect to the Company Group as of the Reference Time, (a) the total assets of the Company Group (on a consolidated basis) but excluding the value of any goodwill and income Tax assets, and any intangible assets minus (b) the total liabilities of the Company Group (on a consolidated basis) but excluding any Company Expenses and income Tax liabilities, in each case, as calculated in accordance with the Accounting Principles.
“Closing Book Value Shortage” means the amount by which the Target Book Value exceeds the Closing Book Value.
“Closing Date” has the meaning set forth in Section 2.04(a).
“Closing Date Allocation Schedule” has the meaning set forth in Section 2.04(b)(iii).
“Closing Payment” means the amount determined in accordance with Section 2.02(b).
“Closing Purchase Price” as Finally determined in accordance with Section 2.03 will be an amount equal to (i) the Base Purchase Price, minus (ii) the Closing Book Value Shortage (if any), minus (iii) the Company Expenses.

“Closing Purchase Price Statement” has the meaning set forth in Section 2.03(b)(i).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the preamble.
“Company Benefit Plan” means each material pension, benefit, retirement, employment, profit-sharing, deferred compensation, incentive (including equity-based), bonus, change in control, retention, severance, vacation, commission, paid time off, welfare, material fringe-benefit and other compensation agreement, plan, policy, program or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, in each case, which is maintained, sponsored, contributed to, or required to be contributed to by the Company or a Company Subsidiary for the benefit of any current or former employee of the Company Group.
“Company Expenses” means, without duplication, (i) all fees and expenses incurred by the Company (prior to Closing), the Seller Representative or any Seller, and not paid prior to the Closing, in connection with the Transactions, payable to professionals in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Transactions, including any fees of counsel, accountants, investment bankers and other professional advisors, to the extent not satisfied prior to the Closing Date, (ii) any Taxes, fees and other charges payable by the Company and arising out of or relating to any other Company Expense, (iii) any transaction bonuses to be paid by the Company solely as a result of the consummation of the Transactions (including any employer-side Taxes payable by the Company in connection with the foregoing), (iv) fifty percent (50%) of all fees, premiums, commissions and Taxes incurred in connection with the Escrow Agreement and obtaining the D&O Tail Policy and RWI Policy, and (v) fifty percent (50%) of any other premiums or other costs and expenses of the Company to obtain any so-called “tail” or “run-off” insurance policies for or with respect to the Company’s pre-Closing employer liability, fiduciary liability or other similar insurance policies, all as may be incurred in connection with or resulting from the execution and delivery of this Agreement, or the consummation of the Transactions.
“Company Fundamental Representations” means the representations and warranties set forth in Sections 4.01 (organization, authority, and qualification of the company), 4.02 (execution and enforceability), 4.03 (capitalization), 4.04 (subsidiaries), and 4.11(b) (affiliate transactions).
“Company Group” means, collectively, the Company and each of the Company Subsidiaries.
“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company Group in connection with the conduct of the business of the Company Group.
“Company Subsidiary” means any Subsidiary of the Company.

“Company’s California Financing Law License” means that certain California Financing Law License (License No. [****]).
“Confidential Information” has the meaning set forth in Section 6.01.
“Continuing Employee” has the meaning set forth in Section 8.02.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Data Room” has the meaning set forth in Section 1.02(e).
“D&O Tail Policy” has the meaning set forth in Section 6.06.
“Debt” means, without duplication, the outstanding principal amount of, accrued and unpaid interest on and other payment obligations (including any unpaid premiums, interest, penalties, redemption costs, prepayment or termination fees, breakage costs, make-whole premiums and other charges payable as a result of the consummation of the Transactions) arising under any and all of the following obligations of the Company Group: (a) indebtedness for borrowed money or indebtedness or advances issued in substitution or exchange for borrowed money or indebtedness for the deferred purchase price of property or services (other than trade payables); (b) indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument; (c) obligations under any interest rate, currency, swap or other hedging agreements; (d) obligations of the Company Group for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) obligations of the Company Group under any capital lease; (f) all obligations for deferred and unpaid purchase price and “earn out” payments or other obligations for the purchase of equity, property or other assets; or (g) any indebtedness or obligations of the type referred to in any of the clauses (a) through (f) of another Person secured by any assets of the Company Group or guaranteed by the Company Group.
“Direct Claim” has the meaning set forth in Section 9.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and the Company concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.03(c)(iii).
“Dollars” or “$” means the lawful currency of the United States.
“Doubtful Receivable Amount” has the meaning set forth in Section 2.02(b)(iii).
“Earn Out Acceleration Event” means the earliest to occur of: (a) a Change of Control, (b) the resignation by either Executive for Good Reason, or (c) the termination of either Executive’s employment by Purchaser or any of its Affiliates to which the Executives are employed (including the Company Group) for any reason (including death or disability) other than for Cause.
“Earn Out Forfeit Event” means either Executive’s (x) termination for Cause by Purchaser or any of its Affiliates to which such Executive is employed or (y) voluntary termination by either Executive without Good Reason. For the avoidance of doubt, any termination or resignation by an Executive in connection with a Change of Control shall not be deemed an Earn Out Forfeit Event.
“Earn Out Payment” has the meaning set forth in Section 2.08(b).
“Employment Agreement” means, (i) with respect to Nick Hart, that certain Employment Agreement, by and between the Company and Nick Hart, dated as of the date hereof and (ii) with respect to Emma Hart, that certain Employment Agreement, by and between the Company and Emma Hart, dated as of the date hereof.
“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, hypothecation, deed of trust, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, provided, that “Encumbrances” shall not include any Permitted Encumbrances.
“Engagement Letter” has the meaning set forth in Section 2.03(c)(iii).
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
“Environmental Law” means any Law that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) preventing the Release of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) cleaning up pollutants that have been Released, preventing the threat of Release or paying the costs of such clean up or prevention; or (g) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets, including the Protecting our Infrastructure of Pipelines and Enhancing Safety Act of 2016, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 and any rules or regulations promulgated thereunder.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“Equity Securities” means, (i) if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise, (ii) any other interest or participation that confers on a Person the right to receive a share of the profits and losses or distribution of assets of the issuing entity, or the right to vote on or direct the management or affairs of the issuing entity, or (iii) subscriptions, calls, warrants, options, convertible securities, contracts or commitments of any kind or character relating to, exercisable or exchangeable for, convertible into, or entitling any Person to purchase or otherwise acquire, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Escrow Account” has the meaning set forth in Section 2.04(b)(viii).
“Escrow Agent” means JPMorgan Chase Bank, N.A. or any successor thereto appointed in accordance with the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into by Purchaser, Sellers and the Escrow Agent.
“Escrow Amount” has the meaning set forth in Section 2.02(b)(ii).
“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less any distributions thereof in accordance with this Agreement and the Escrow Agreement.
“Estimated Closing Book Value” has the meaning set forth in Section 2.03(a).
“Estimated Closing Book Value Shortage” means the amount by which the Target Book Value exceeds the Estimated Closing Book Value.
“Estimated Company Expenses” has the meaning set forth in Section 2.03(a).
“Estimated Consideration” has the meaning set forth in Section 2.04(b)(iii).
“Estimated Purchase Price” has the meaning set forth in Section 2.02.
“Estimated Purchase Price Statement” has the meaning set forth in Section 2.03(a).
“Executive” means either Nick Hart or Emma Hart, as applicable.

“Final” and “Finally” mean, as applicable, final, conclusive and binding on the parties, and absent Fraud is without further opportunity for judicial review, challenge or appeal of any kind and which may be enforced by a court of competent jurisdiction.
“Final Closing Book Value” has the meaning set forth in Section 2.03(b)(i).
“Final Company Expenses” has the meaning set forth in Section 2.03(b)(i).
“Financial Statements” has the meaning set forth in Section 4.06.
“Financing Arrangement” means, as applicable, means each loan, asset-based loan, loan agreement, note, lease, equipment financing arrangement, factoring arrangement, accounts receivable financing arrangement, other financing arrangement or other borrowing or securitization agreement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets), any participation therein, and any guaranty, renewal or extension thereof, in each case, that was originated by the Company or any Company Subsidiary or purchased by the Company or any Company Subsidiary from an originator.
“Financing Default” has the meaning set forth in Section 4.23(e).
“Financing Document” has the meaning set forth in Section 4.23(g).
“Flow-Through Tax Return” means all partnership or other flow-through income Tax Returns for the Company Group where Tax on the income is paid by Sellers (or its direct or indirect owners) for all Pre-Closing Tax Periods.
“Fraud” means, with respect to any Person, an actual and intentional fraud by such Person with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters; provided that, such actual and intentional fraud of such Person hereto specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (i) such Person had knowledge that the representations and warranties made by such Person were inaccurate when made, (ii) that such representations and warranties were made with the express intent to induce the other Person to rely thereon and that such other Person would take action or inaction to such other Person’s detriment, (iii) such reliance and subsequent action or inaction by such other Person was justifiable, and (iv) such action or inaction resulted in actual material Losses, damages or other costs and expenses to such other Person.
“Fundamental Representations” means any of the Company Fundamental Representations, Sellers Fundamental Representations or Purchaser Fundamental Representations.
“Funds Flow Memorandum” has the meaning set forth in Section 2.04(b).
“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Good Reason” shall mean, with respect to the applicable Executive, termination by such Executive as a result of any material breach of such Executive’s Employment Agreement by the applicable employer. Good Reason shall include, but not be limited to: (A) a material reduction in Executive’s compensation defined as a reduction equal to or greater than five percent (5%) of the Executive’s then annual base salary, (B) a material reduction in Executive’s duties and responsibilities, but not merely a change in title, or (C) relocation of Executive’s primary workplace by more than fifty miles. “Good Reason” will only be deemed to occur if, within ninety days after a material reduction or change described above first occurs, the Executive provides notice to the employer of the existence of Good Reason and of the Executive’s intended termination of employment due to Good Reason, and the employer does not remove the Good Reason condition within ninety days after receiving such notice from the Executive. The Executive’s written notice must explain the basis on which the Executive believes Good Reason exists, the cure period, and the date on which the Executive intends to terminate employment, which must be no later than six months after the existence of the Good Reason. These provisions are intended to comply with the Good Reason safe harbor provisions of Code Section 409A and applicable regulations.
“Government Contracts” has the meaning set forth in Section 4.09(a)(v).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government (including the Pipeline and Hazardous Materials Safety Administration and any state or local equivalent thereof) or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Identified Receivables” has the meaning set forth in Section 6.09.
“Indemnified Party” has the meaning set forth in Section 9.04.
“Indemnifying Party” has the meaning set forth in Section 9.04.
“Independent Accountant” has the meaning set forth in Section 2.03(c)(iii).
“Insurance Policies” has the meaning set forth in Section 4.16.
“Intellectual Property” means all intellectual property rights and assets, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.
“Interim Balance Sheet” has the meaning set forth in Section 4.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.06.
“Interim Financial Statements” has the meaning set forth in Section 4.06.
“KBW” means Keefe, Bruyette & Woods, Inc.
“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of Nick Hart or Emma Hart, assuming due inquiry with their respective direct reports, including the knowledge that the foregoing Persons would reasonably be expected to obtain as a result of conducting a reasonable internal inquiry with their respective direct reports.
“Knowledge of Sellers” or “Sellers’ Knowledge” means the actual knowledge of such Seller, assuming due inquiry with their respective direct reports, and if such Seller is an entity, the actual knowledge of Nick Hart or Emma Hart, assuming due inquiry with their respective direct reports.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” has the meaning set forth in Section 4.07.
“Losses” means actual losses, damages, liabilities, demands, judgments, penalties, claims, suits, assessments, awards, causes of action, costs or expenses, including reasonable attorneys’ fees.
“Material Contracts” has the meaning set forth in Section 4.09(a).
“Material Customers” has the meaning set forth in Section 4.15.

“Net Funds Employed” means the net outstanding amount of advances from the Company to a customer as determined in accordance with the Accounting Principles.
“Northrim Facility” means that certain Business Loan Agreement, dated as of May 17, 2023, by and between Northrim Bank and Sallyport Commercial Finance, LLC.
“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement or regulations; and (c) in the case of a Person that is none of a corporation, limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.
“Outstanding Financing Arrangement” has the meaning set forth in Section 4.23(a).
“Party” shall have the meaning set forth in the preamble.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including Environmental Permits.
“Permitted Encumbrances” has the meaning set forth in Section 4.10(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.03(b)(ii).
“Post-Closing Percentage” means, with respect to each Seller, such percentage set forth opposite such Seller’s name on the “Post-Closing Percentage” column on the Closing Date Allocation Schedule.
“Pre-Closing Restructuring” has the meaning set forth in Schedule 6.10.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Purchase Price Overage” has the meaning set forth in Section 2.03(b)(ii).
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Benefit Plans” has the meaning set forth in Section 8.03.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 5.01 (organization and authority of purchaser), 5.02 (no conflicts; consents), and 5.05 (bankruptcy; availability of funds).
“Purchaser Indemnified Parties” has the meaning set forth in Section 9.02.
“Qualified Benefit Plan” has the meaning set forth in Section 4.20(c).
“Real Property” means the real property owned, leased or subleased by the Company Group in connection with the operation of its business, in each case together with all buildings, structures and facilities located thereon.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
“Released Claims” has the meaning set forth in Section 6.04.
“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Reserve Account” has the meaning set forth in Section 2.04(b)(vi).
“Reserve Amount” has the meaning set forth in Section 2.02(b)(i).
“Resolution Period” has the meaning set forth in Section 2.03(c)(ii).
“Restricted Area” means any country or state (including foreign equivalents) in which the Company and its Subsidiaries conduct Business as of the Closing Date.
“Restricted Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.
“Review Period” has the meaning set forth in Section 2.03(c)(i).
“RWI Binder” has the meaning set forth in the recitals.

“RWI Policy” means the representation and warranties insurance policy in respect of breaches of representations and warranties purchased by Purchaser or one of its Affiliates on the terms set forth in the RWI Binder.
“Seller Closing Purchase Price Statement” has the meaning set forth in Section 2.03(b)(i).
“Seller Indemnified Parties” has the meaning set forth in Section 9.03.
“Seller Representative” has the meaning set forth in the preamble.
“Seller Representative Expenses” has the meaning set forth in Section 10.04(b).
“Sellers” has the meaning set forth in the preamble.
“Sellers Fundamental Representations” means the representations and warranties set forth in Sections 3.01 (organization and qualification), 3.02 (power and authority), 3.03 (execution and enforceability), 3.04 (no breach, default, violation or consent), and 3.05 (title to units).
“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases, compilations, data aggregation programs and search engine technologies, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.
“Specified Matters” has the meaning set forth in Schedule 9.02(d).
“Statement of Objections” has the meaning set forth in Section 2.03(c)(ii).
“Straddle Period” has the meaning set forth in Section 9.08(c).
“Submission Date” has the meaning set forth in Section 2.03(c)(iii).
“Subsidiary” or “Subsidiaries” means, as to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person. For purposes of this Agreement, the UK Subsidiary shall be considered a Subsidiary of the Company.
“Systems” has the meaning set forth in Section 4.13(a).
“Target Book Value” means $16,400,000.
“Tax Proceeding” means any pending or threatened action, audit, examination, hearing, investigation, litigation or suit (whether criminal, judicial, administrative, investigative or informal) relating to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means all federal, state, local, foreign and other taxes, including income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and any liability for Taxes of any other Person whether arising by Law, by contract, or otherwise.
“Third-Party Claim” has the meaning set forth in Section 9.05(a).
“Transaction Documents” means this Agreement, the Disclosure Schedules, and any Exhibit attached hereto, the Escrow Agreement, and any other document, instrument or agreement executed or delivered in connection with the foregoing.
“Transactions” means the transactions contemplated by this Agreement or any other Transaction Document.
“UK Subsidiary” means Sallyport Commercial Finance Limited.
“Union” has the meaning set forth in Section 4.21(b).
“Units” has the meaning set forth in the recitals.

Exhibit B
Closing Date Allocation Schedule
[****]
    B-1